As filed with the Securities and Exchange Commission on March 7, 1997
                                                      Registration No. 333-19285
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                             ---------------------------


                                   AMENDMENT NO. 1
                                          TO
                                      FORM SB-2


                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                     -----------

                                MYO DIAGNOSTICS, INC.
                    (Name of Small Business Issuer in its Charter)

        CALIFORNIA                     384                     95-4089525
      (State or Other     (Primary Standard Industrial      (I.R.S. Employer
      Jurisdiction of      Classification Code Number)    Identification No.)
     Incorporation or
       Organization)

                              3760 SOUTH ROBERTSON BLVD.
                            CULVER CITY, CALIFORNIA 90232
                                    (310) 559-5500
            (Address and Telephone Number of Principal Executive Offices)

                                     -----------

                              3760 SOUTH ROBERTSON BLVD.
                            CULVER CITY, CALIFORNIA 90232
                                    (310) 559-5500
(Address of Principal Place of Business or Intended Principal Place of Business)

                                     -----------

                                   GERALD D. APPEL
                                      PRESIDENT
                                 MYO DIAGNOSTIC, INC.
                              3760 SOUTH ROBERTSON BLVD.
                            CULVER CITY, CALIFORNIA 90232
                                    (310) 559-5500
              (Name, Address and Telephone number of Agent for Service)

                                     -----------

                                      COPIES TO:
                                    Alan B. Spatz
                           Troop Meisinger Steuber & Pasich
                               10940 Wilshire Boulevard
                            Los Angeles, California 90024
                                    (310) 824-7000


Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /





    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                MYO DIAGNOSTICS, INC.
                                CROSS REFERENCE SHEET

Item in Form SB-2                                      Location in Prospectus
-----------------                                      ----------------------

ITEM 1.  Front of Registration Statement and Outside
         Front Cover of Prospectus . . . . . . . . .   Outside Front Cover Page
                                                       of Prospectus
ITEM 2.  Inside Front and Outside Back Cover
         Pages of Prospectus . . . . . . . . . . . .   Inside Front and Outside
                                                       Back Cover Page of
                                                       Prospectus

ITEM 3.  Summary Information and Risk Factors. . . .   "Prospectus Summary;"
                                                       "Risk Factors"

ITEM 4.  Use of Proceeds . . . . . . . . . . . . . .   Not Applicable

ITEM 5.  Determination of Offering Price . . . . . .   Outside Front Cover Page
                                                       of Prospectus

ITEM 6.  Dilution. . . . . . . . . . . . . . . . . .   Not Applicable

ITEM 7.  Selling Security Holders. . . . . . . . . .   "Principal and Selling
                                                       Shareholders"

ITEM 8.  Plan of Distribution. . . . . . . . . . . .   Outside Front Cover Page
                                                       of Prospectus

ITEM 9.  Legal Proceedings . . . . . . . . . . . . .   Not Applicable

ITEM 10. Directors, Executive Officers, Promoters
         and Control Persons . . . . . . . . . . . .   "Management"

ITEM 11. Security Ownership of Certain Beneficial
         Owners and Management . . . . . . . . . . .   "Principal and Selling
                                                       Shareholders"

ITEM 12. Description of Securities . . . . . . . . .   "Risk Factors;"
                                                       "Dividend Policy;"
                                                       "Description of Capital
                                                       Stock"

ITEM 13. Interest of Named Experts and Counsel . . .   Not Applicable

ITEM 14. Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities . . . . . . . . . . . . . . . .   "Management"

ITEM 15. Organization Within Last Five Years . . . .   Not Applicable

ITEM 16. Description of Business . . . . . . . . . .   "Prospectus Summary;"
                                                       "Management's Discussion
                                                       and Analysis of Results
                                                       of Operations and
                                                       Financial Condition;"
                                                       "Business"

ITEM 17. Management's Discussion and Analysis
         or Plan of Operation. . . . . . . . . . . .   "Management's Discussion
                                                       and Analysis of Results
                                                       of Operations and
                                                       Financial Condition"

ITEM 18. Description of Property . . . . . . . . . .   "Business"

ITEM 19. Certain Relationships and Related
         Transactions. . . . . . . . . . . . . . . .   "Certain Transactions"


ITEM 20. Market for Common Equity and Related
         Stockholder Matters . . . . . . . . . . . .   "Risk Factors;"
                                                       "Description of Capital
                                                       Stock"


ITEM 21. Executive Compensation. . . . . . . . . . .   "Management"

ITEM 22. Financial Statements. . . . . . . . . . . .   Financial Statements

ITEM 23. Changes in and Disagreements With
         Accountants on Account and
         Financial Disclosure. . . . . . . . . . . .   Not Applicable

PROSPECTUS


                                   3,255,561 SHARES

                                MYO DIAGNOSTICS, INC.

                                     COMMON STOCK


    This Prospectus relates to the offer and sale from time to time by certain shareholders (the "Selling Shareholders") of Myo Diagnostics, Inc., a California corporation (the "Company"), of up to 3,255,561 shares of Common Stock, no par value (the "Shares"), of the Company. The Company will not receive any proceeds from the sale of the Shares.

    The Selling Shareholders may sell all or a portion of the shares of Common Stock offered hereby from time to time in brokerage transactions in the over-the-counter market at prices and terms prevailing at the times of such sales. The Selling Shareholders may also make private sales directly or through brokers. The Selling Shareholders may individually pay customary brokerage commissions and expenses. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed underwriting commissions under such Act.

    Under the 1934 Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock offered by this Prospectus may not simultaneously engage in market making activities with respect to the shares of Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. in addition, and without limiting the foregoing, the Selling Shareholders will need to comply with applicable provisions of the 1934 Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Shareholders.

    There is no public market for the Common Stock, and none is likely to develop as a result of this offering.


    At December 31, the net tangible book value per share of the Common Stock was $.03 per share, and the Company had an accumulated deficit of $4,067,741. The Company expects to incur losses for the foreseeable future.





      THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND
             SUBSTANTIAL DILUTION.  SEE "RISK FACTORS" ON PAGE 5 HEREIN.




  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
 ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
   PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is ______________, 1997

                                ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement under the Securities Act with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and with respect to any contract or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the shares offered hereby, reference is hereby made to the Registration Statement and exhibits thereto. A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain prescribed rates.


    Prior to the date of this Prospectus, the Company was not subject to the informational requirements of the Securities Exchange Act of 1934. Upon the effectiveness of the Registration Statement of which this Prospectus is a part the Company became subject to such informational requirements and, in accordance therewith, will file reports and other information with the Securities and Exchange Commission in accordance with its rules. Such reports and other information concerning the Company may be inspected and copied at the public reference facilities referred to above as well as certain regional offices of the Securities and Exchange Commission.


    The Company intends to furnish its shareholders with audited reports containing annual financial statements.

                                  PROSPECTUS SUMMARY


THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE HEREIN. PROSPECTIVE INVESTORS ARE URGED TO CAREFULLY READ THIS PROSPECTUS PRIOR TO MAKING AN INVESTMENT IN THE COMPANY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, WHICH ARE INHERENTLY UNCERTAIN. ACTUAL RESULTS MAY DIFFER FROM THOSE DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS FOR THE REASONS, AMONG OTHERS, DESCRIBED IN "RISK FACTORS."



                                     THE COMPANY



    Myo Diagnostics, Inc. (the "Company") is a development stage company which was formed in 1988 to develop and bring to market a new medical diagnostic technique: Muscle Pattern Recognition ("MPR"). The Company's MPR system (the "MPR System") provides objective evidence of soft tissue muscle injury and detailed information on the site, nature and severity of muscle dysfunction.
The Company believes that no other system in use today is capable of objectively evaluating data to be used in diagnosing muscle injury of the back and delivering a report outlining the existence, nature and severity of abnormal muscle recruitment patterns of the back without the need for a subjective evaluation of raw data by the treating physician.



    The MPR System is designed to assist physicians to help establish a diagnosis, select a treatment and assess the effectiveness of such treatment. The MPR System also addresses needs that have become increasingly important in the new health care environment. In medical/legal cases for instance, the MPR System can serve as a forensic medical tool. Furthermore, the MPR System supports the cost-containment and risk management drive of managed care providers and health care insurers by giving them the capability to measure treatment outcomes, to eliminate unnecessary care, and prevent fraud.



    The Company licenses the MPR process and related technology from Toomim Research Group ("TRG"), a partnership of three of the Company's shareholders, which holds a United States patent on the MPR technology. The MPR System involves proprietary hardware, software and protocols which presently has the capability of evaluating back and neck muscles. In 1990, the Company received FDA premarket approval of the MPR System. The Company has completed production and design of the system and conducted a number of marketing and clinical tests. As of the date of this Prospectus, the Company has not commenced significant marketing efforts of the MPR System, and Company has not performed MPR evaluations except as part of research and development, clinical studies and test marketing.



    Back pain and back muscle injuries from automobile, sports and work related accidents affect a large number of individuals. In 1994, back injuries represented the largest cause of workdays lost (27% of all non-fatal occupational injuries and illnesses involving days away from work) according to the 75 RESOURCE TABLES, United States Department of Commerce, Bureau of Labor Statistics (May 1996). According to WORK INJURY MANAGEMENT, Vol. 2, No. 4 (July/August 1993), lower back injuries were the most prevalent cause of compensable injuries in the United States with an estimated cost of $16 billion per year. The United States Department of Health and Human Services, Public Health Service, Agency for Health Care Policy and Research, stated in Publication No. 95-0643, ACUTE LOW BACK PROBLEMS IN ADULTS: ASSESSMENT AND TREATMENT (December 1994) that low back problems affect more than 80% of the population sometime during their life. It also indicated that 50% of working aged adults experience symptoms of back pain each year.



    For the Company to be successful, the Company must establish MPR as a standard medical practice for diagnosis of muscle dysfunction. The Company believes it will take a minimum of three to five years for such awareness to be achieved (if it can be achieved at all). To create market awareness, the Company will need to devote significant resources to marketing and sales. The Company's plan is to develop market awareness through a public relations campaign involving attendance at trade shows and professional conferences, scientific presentations and clinical studies. In addition, and very critical to this process, will be direct contact with payors (insurance companies, health maintenance organizations ("HMOs") and preferred provider organizations ("PPOs")) and providers (such as physicians, rehabilitation professionals, hospitals and diagnostic clinics) to create awareness of the MPR System and to educate them as to its benefits and clinical applicability.

    Although the Company has begun to implement its marketing plan, to fully implement the marketing plan in 1997 and 1998, the Company estimates it would
need an additional $2.0 million to $2.5 million of additional funding.   The
amount of additional funding if any, the Company receives will be determined by the degree to which it can implement its marketing plan. Without any additional funding, the Company does not believe that it will be able to develop sufficient awaremess efforts to operate profitably in the foreseeable future.


    The Company's principal office is located at 3760 Robertson Blvd., Suite 212, Culver City, California 90232 and its telephone number is (310) 559-5500.

                                     RISK FACTORS


AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.



RELIANCE ON SINGLE PRODUCT

    The Company has only one product, the MPR System. There is no established market for this product. See "New and Uncertain Market." Accordingly, if for any reason the MPR System cannot be marketed successfully (including the many reasons described elsewhere under "Risk Factors"), the Company would not survive.


RELIANCE ON LICENSE


    The Company's entire business is based on an exclusive license of the MPR process and related technology from TRG. See "Business -- Intellectual Property." The license terminates in 2013, but may be terminated earlier upon the occurrence of certain events including (i) if the Company becomes insolvent or generally fails to pay its debts when due, (ii) the assignment by the Company of its property for the benefit of the Company's creditors or the appointment of a receiver for any part of the Company's property, (iii) the commencement of any proceedings under bankruptcy or insolvency law by or against the Company,
(iv) the sale or other transfer of the license by the Company without TRG's consent and (v) the failure of a license of the Company to comply with the terms of the license. Any termination of the license would have a material adverse effect on the Company and would likely result in the Company not surviving.



DEVELOPMENT STAGE COMPANY WITH LIMITED OPERATING HISTORY



    The Company is in the development stage and its operations are subject to all the risks inherent in launching a new business enterprise, in developing and marketing a new product or service, and in establishing a name and a business reputation. The likelihood of success of the Company must be considered in the light of problems, expenses, difficulties and delays frequently encountered in converting prototype designs into viable production designs, and in achieving market acceptance with a new type of product or service. The Company has had limited revenues to date, has operated at a loss since inception, and, because it is only now entering its commercial stage, it will likely sustain operating losses for an indeterminate time period. There can be no assurance that the Company will ever generate material revenues or that the Company will ever be profitable.



NEW AND UNCERTAIN MARKET

    Until now, muscle injuries have always been diagnosed and evaluated subjectively by physicians through physical examination. Accordingly, there is no established demand for a computer-assisted procedure to diagnose such injuries, and it is difficult to predict if, and when, the procedure will gain wide acceptance by prescribers. A prerequisite to success will be the ability of the Company to establish MPR as a standard medical practice for diagnosis of muscle dysfunction. The Company believes it will take a minimum of three to five years for such awareness to be achieved, if it can be achieved at all. Factors that may affect market acceptance could include resistance to change, concerns over the lack of track record of the procedure, and the risk for insurance companies to use the results of the procedure to challenge or overrule the diagnostic or treatment decisions of a physician.


NEED FOR ADDITIONAL FUNDING


    To create market awareness of its MPR System, the Company will need to devote significant resources to marketing and sales. The Company's plan is to develop market awareness through a public relations campaign, including attendance at trade shows and professional conferences, scientific presentations and clinical studies. In addition, and very critical to this process, will be direct contact with payors (primarily insurance companies, HMOs and PPOs) and providers (including physicians, rehabilitation professionals, hospitals and diagnostic clinics) to create awareness of the MPR System and to educate them as to its benefits and clinical applicability. See "Business -- Marketing and Distribution."



    To fully implement its marketing plan in 1997 and 1998, the Company estimates it will need an additional $2.0 million to $2.5 million. The amount of additional funding, if any, the Company receives will determine for the degree to which it can implement its marketing plan. Without any additional funding, the Company does not believe it will develop sufficient marketing awareness to operate profitably in the foreseeable future.



    The issuance of additional debt or equity securities by the Company could have the effect of impairing the rights of existing shareholders. For example, the Company could issue securities senior to the Common Stock in liquidation (such as debt securities or preferred stock), with preferential voting rights, or which limit or restrict the payment of dividends. In addition, the Company could issue securities at prices which are dilutive to the existing shareholders. See "Preferred Stock".


INTELLECTUAL PROPERTY

    TRG holds a United States patent on the MPR technology, and the Company is the exclusive licensee of the rights under the patent. The Company believes that its ability to be successful will be contingent on its ability to protect the MPR technology, its future developments and its know how. There can be no assurance, however, that this patent will provide substantial protection of the MPR technology or that its validity will not be challenged. Pursuant to its license agreement with TRG, the Company has the right to protect the MPR technology.

    The Company presently has no patent protection of the MPR technology outside the United States. The Company has the right to file patent applications and attempt to obtain patents in other jurisdictions. To date, the Company has not done so, in part because of lack of funds. TRG is under no obligation to patent the MPR technology in any jurisdiction and the Company's determination as to whether or not to seek patent protection will depend upon a number of factors, including the likelihood of the issuance of the patent, the Company's financial resources and marketing plans.

COMPETITION


    The Company believes that there is no competitive diagnostic technology in use today capable of detecting, locating and evaluating soft tissue muscle injuries in a manner similar to the MPR System. However, there are many companies, both public and private, which are active in the field of medical diagnostic imaging. Some of these companies have substantially greater financial, technical and human resources, have a well established name and enjoy a strong market presence. There is no assurance that one or several such companies are not currently developing, or will not start developing, technology that will prove more effective or desirable than the Company's technology. Such occurrence could severely affect the Company's ability to establish and develop a market presence and to maintain its competitive position.


DEPENDENCE ON THIRD PARTIES


    The success of the Company will be dependent, in part, on insurance companies and managed care organizations paying for or reimbursing for MPR evaluations. To date, over 60 insurance companies have reimbursed patients who have been diagnosed using the MPR System. However, this has been a limited sample in that the Company's experience is based solely on clinical tests and test marketing. No assurance can be given as to what extent, if at all, that insurance companies will continue to reimburse for MPR evaluations.


DEPENDENCE ON KEY MANAGEMENT PERSONNEL

    The Company is substantially dependent upon the experience and efforts of Gerald D. Appel, President, Chief Executive Officer and founder of the Company. The loss of the services of Mr. Appel could have a material adverse impact on the Company and its business unless a suitable replacement for the individual is found promptly, but there is no assurance that such replacement can be found.

PRODUCT LIABILITY


    The Company may be subject to substantial product liability costs if claims arise out of problems associated with the use of the Company's MPR System.
While the Company maintains insurance against such potential liabilities, there can be no assurance that such product liability insurance will adequately insure against such risk.


CONTROL BY MANAGEMENT


    Gerald D. Appel owns beneficially 3,715,019 shares of the Common Stock (which includes voting rights with respect to 111,900 shares), representing 48.0% of the outstanding voting power of the Company as of December 31, 1996. All directors and officers of the Company (including Mr. Appel) currently have voting power with respect to 51.3% of the outstanding Common Stock.
Accordingly, Mr. Appel individually, and all directors and officers as a group, have the power to control the election of directors, and therefore the business and affairs of the Company. See "Principal and Selling Shareholders." This concentration of stock ownership may have the effect of delaying or preventing a change in the management or control of the Company.


PREFERRED STOCK

    The Company is authorized to issue up to 10,000,000 shares of Preferred Stock, issuable in one or more series, the rights, preferences, privileges and restrictions of which may be established by the Company's Board of Directors without stockholder approval. As a result, in the future, the Company could issue Preferred Stock with voting and conversion rights that could adversely effect the voting power and other rights of the holders of the Common Stock. No shares of Preferred Stock are presently outstanding and the Company has no present plans to issue shares of Preferred Stock.

ABSENCE OF PUBLIC MARKET

    Presently, there is no public market for any securities of the Company and it is unlikely that one will develop as a result of the sale of the Shares. No assurance can be given that any public market will ever develop for the Common Stock.


    The Common Stock is not listed on a national securities exchange or on the NASDAQ Stock Market. The Company does not presently meet the requirements for listing the Common Stock on any national securities exchange or the NASDAQ Stock Market.


SHARES ELIGIBLE FOR FUTURE SALE

    Any shares of Common Stock sold pursuant to this Prospectus will be freely tradable without restriction or registration under the Securities Act. An additional 5,016,031 shares of outstanding Common Stock are either "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act or shares which were issued to investors outside the United States. In general, "restricted securities" may be resold publicly in reliance on Rule 144. In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 77,000 shares) or the average weekly public trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months proceeding the sale and who is deemed to have owned shares, provided in Rule 144, for at least three years, is entitled to sell such shares under Rule 144(k) without limit regarding the volume limitations, manner of sale provisions, public information or notice requirements. In general, in the case of sales by non-public issuers (such as the Company), equity securities sold outside the United States may not be resold in the United States or to United States persons during a restricted period of one year unless such sales are registered under the Securities Act.

    At January 31, 1997 the Company had outstanding options or warrants to purchase an aggregate of 1,000,755 shares of Common Stock at various times through March 1999 at a weighted average exercise price of $1.67 per share.



    Except with respect to the shares covered by this Prospectus and 600,000 shares included in units anticipated to be sold within two weeks from the date of this Prospectus (see "Description of Capital Stock"), the Company has no obligation to register any shares of Common Stock for its shareholders. However, the Company may grant registration rights in connection with the sales of convertible debt and/or equity securities.



PENNY STOCK

    Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or the NASDAQ Stock Market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or NASDAQ). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.



    The Common Stock would be considered a penny stock when its price is less than $5.00 unless at such time the Common Stock is registered on a national securities exchange or the NASDAQ Stock Market. See "Absence of Public Market". For so long as the Common Stock is a penny stock, the penny stock rules may affect adversely the ability of purchasers to sell securities in the secondary market.

                                     THE COMPANY


    The Company was incorporated in California on January 5, 1987 as AREX, Inc. The name was changed to Devion Group and then to Myo Diagnostics, Inc. in September 1989.

    The Company held a 97.2% general partnership interest in Myo Diagnostics, Ltd. (the "Partnership"), a California partnership, that began operations in April 1991. The Partnership researched and developed the hardware and related software to perform Muscle Pattern Recognition pursuant to a license agreement with TRG. In December 1994, the Partnership's assets (including the license agreement) and liabilities were transferred to the Company at their book value and neither the Partnership nor the Company recognized any gain or loss. The 2.8% partners exchanged their interests in the Partnership, totaling $547,885, for 755,330 shares of Common Stock and notes in the aggregate principal amount of $175,000. The business combination was recorded in a manner similar to a "pooling-of-interest" method of accounting. Under this method, assets and liabilities of the Partnership were recorded at historical cost.


                                   DIVIDEND POLICY



    The present policy of the Company is to retain earnings to provide funds for use in its business. The Company has not paid cash dividends on its Common Stock and does not anticipate that it will do so in the foreseeable future.



                                    CAPITALIZATION



    The following table sets forth the capitalization of the Company at December 31, 1996.



                                                        At December 31, 1996
                                                      ------------------------

Shareholders' Equity
    Preferred Stock, no par value --
    10,000,000 shares authorized,
    no shares outstanding                                       ------
    Common Stock, no par value -- 50,000,000 shares
      authorized; 7,746,037 shares outstanding(1)             $ 4,300,679
    Deficit accumulated during the development stage           (4,067,741)
                                                              ------------
    Total Shareholders' Equity                                $   232,938
                                                              ------------
                                                              ------------
------------------------------

(1) Does not include 1,000,755 shares of Common Stock issuable upon exercise of outstanding warrants and options.

             MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                               AND FINANCIAL CONDITION

    The Company is a development stage company which has yet to realize any material revenues. The Company is ready to bring its product to market, but needs additional funding to implement its marketing plan.

RESULTS OF OPERATIONS


    FISCAL 1996 COMPARED TO FISCAL 1995. The Company incurred net losses of $1,067,280 in 1995 and $1,234,254 in 1996.



    Revenues declined in 1996 to $13,650 from $67,600 in 1995. Revenues in both years consisted primarily of fees for performance of MPR evaluations in connection with test marketing. Revenues were less in 1996 as no new test marketing commenced during that period. These revenues related to approximately 30 MPR evaluations made in 1996 and 125 MPR evaluations made in 1995.
Royalties have accrued, but have not been paid, to TRG in connection with these evaluations.



    The Company's operating expenses increased to $1,239,938 in 1996 from $1,090,639 in 1995. Sales and marketing expense decreased, due to a reduction in marketing efforts as the Company focused its efforts on raising capital and further product development. General and administrative expenses increased from $515,810 in 1995 to $703,282 in 1996 principally as a result of a $134,000 increase in legal fees relating primarily to the Company's capital raising efforts, a $51,000 increase in compensation expenses due to the hiring of four additional personnel involved, in part, in administration, and an increase in $26,000 in rental expense due to an expansion of the Company's leased facilities.


FINANCIAL CONDITION


    The Company has funded its operating expenses principally through equity and debt financings, as the Company has had no material cash flows from operations. During the year ended December 31, 1996, the Company funded its operations principally through the sales of Common Stock generating net proceeds of $2,022,757.



    The Company has six revolving lines of credit from a commercial bank pursuant to which the company may from time to time borrow up to an aggregate of $400,000 at interest rates equal to the bank's prime rate of interest plus .75% to 1.50%. These lines, which were fully utilized at December 31, 1996, mature at various times through July, 1997. The Company was able to obtain these lines of credit because six unaffiliated individuals delivered to the bank irrevocable letters of credit in support of such lines, for which these individuals received options to purchase an aggregate of 400,000 shares of Common Stock for $1.13 per share.



    The Company has commitments from two existing shareholders to purchase 480,000 units, which commitments are anticipated to be fulfilled within several weeks after the date of this Prospectus. Each unit consists of one share of Common Stock and one quarter stock purchase warrant. Each whole warrant will entitle the holder to purchase one share of Common Stock for $3.00 at any time within one year after its issuance. The issuance of these units would generate net proceeds of $1,116,000 to the Company.



    The Company believes that the proceeds from the sale of these units will enable the Company to fund operations through the end of fiscal 1997. While the Company also anticipates generating revenues from the sale of MPR evaluations in 1997, the amount of such revenues remains extremely uncertain due to the fact that the MPR technology is a new product. As of January 31, 1997, the Company had one contract with a distributor to market and sell the Company's MPR's System. See "Business--Marketing and Distribution."



    Although the Company believes that it can fund operations through the end of fiscal 1997, it estimates it needs additional funding of approximately $2.0 million to $2.5 million to fully implement its marketing plan in 1997 and 1998. See "Business--Marketing and Distribution" for a description of the marketing plan. The amount of additional funding (if any) the Company receives will determine the degree to which it can implement its marketing plan. Without any additional funding, the Company does not believe that it will be able to develop sufficient market awareness of the MPR System to operate profitably in the foreseeable future.

                                       BUSINESS


OVERVIEW


    The Company was formed to develop and bring to market a new patented diagnostic technique called Muscle Pattern Recognition ("MPR"). MPR analyzes patterns of muscle recruitment -- the engagement of muscles in order to perform a specific body movement -- to provide objective evidence of muscle dysfunction to assist in the diagnosis of muscle injury. It can identify affected muscle sites, determine the nature of the dysfunction, and measure its severity. The results of an MPR evaluation are presented in a comprehensive report which is generated at the Company's central processing facility.



    The Company believes that the capabilities of its MPR System are unique and the MPR System addresses an unmet market need which has become even more pressing in view of the cost-consciousness of the present health care environment. The MPR System supports the cost-containment and risk management goals of insurers and managed care providers by giving them means to measure treatment outcomes, to eliminate unnecessary care and to detect outright fraud. It can serve as a forensic medical tool in medical/legal cases and reduce the exposure of insurers of disability and workers compensation risks.


    MPR's scientific foundation originates from the research of Dr. Toomim, one of the principals of the Company. Over the ten-year period that preceded the formation of the Company, Dr. Toomim did extensive research on the patterns of interactions occurring between the various muscles which participate in the execution of a movement. Central to the MPR concept is the discovery of movement-specific patterns which can be captured by simultaneously recording the electromyographic ("EMG") signals of all participating muscles. The comparison of a patient's patterns with those of "normal" subjects, using an expert system, is the basis of the evaluation. Up until now, the Company has focused its development efforts on the back and neck muscle application; it plans to address other muscle groups in the future.


    The first MPR system prototype capable of measuring simultaneously up to 14 muscle sites was Alpha and Beta tested in early 1990. A limited market test was initiated in September 1990 in Southern California, through a non-exclusive Mobile Diagnostic Distributor. Four technicians were certified by the Company and approximately 300 patients were tested through June 1991. The Company appointed in-house and independent sales representatives to expand the market test. These market tests served to establish the prerequisites necessary to commence marketing the product. These prerequisites included: an independent scientific validation of the system, conclusive clinical studies, a demonstration of the successful use the MPR information as medical/legal evidence, and the publication of papers in peer reviewed journals. In the opinion of management, these prerequisites have been met. See "Product--Scientific Validation of the System" and "--Legal Validation of the System."



    In February 1996, the Company entered a distribution agreement with Medical Consulting Images, Co. ("MCIC"), a well established, Cleveland-based diagnostic imaging service company. Under the distribution agreement, MCIC is committed to introduce the MPR procedure in 20 markets in the five states in which it operates. As of January 31, 1997, MCIC had introduced the product into six markets: Cleveland, Columbus, Cincinnati and Dayton, Ohio; Pittsburgh, Pennsylvania; and Louisville, Kentucky. The other states in which it plans to introduce the product are Michigan and Indiana. The Company will receive a fee for each MPR evaluation it performs through MCIC and receives revenues from the leasing of products. As of January 31, 1997, no MPR evaluations had been conducted through MCIC other than limited evaluations for clinical purposes.


MARKET


    MARKET ENVIRONMENT. The United States health care delivery and payment systems have been undergoing profound changes over the past few years. These changes have been driven by the determination of employers to halt the alarming escalation of health care spending, by the concerns of the health care industry over the threat of regulatory controls, and by a general awareness that the system was plagued by major flaws. "Liability System Incentives to Consume Excess Medical Care," a study by the RAND Corporation Institute for Civil Justice, found an estimated 59% of the costs submitted in support of soft injury claims for auto accidents is excess. This study further indicated that

"the implications of this analysis reached far beyond auto insurance premiums. Our data clearly suggests that large amount of medical resources are being unnecessarily consumed." Lead by managed care providers, the re-engineering of the industry has brought a new focus on the cost-effectiveness of services and procedures. Capitated payment plans have reversed the financial incentives of managed care providers, and insurers of traditional indemnity plans have had to adopt similar cost-containment techniques to compete.


    Management believes these trends will benefit the Company as MPR provides important means required for cost-containment: means to objectively diagnose a condition to aid in the selection of the most appropriate treatment course, means to measure outcomes to prevent overuse, and means to detect fraud in workers compensation, personal injury and disability cases involving back injury.


    BACK MUSCLE DIAGNOSTIC MARKET. Back pain and back muscle injuries from automobile, sports and work related accidents affect a large number of individuals. In 1994, back injuries represented the largest cause of workdays lost (27% of all non-fatal occupational injuries and illnesses involving days away from work) according to the 75 RESOURCE TABLES, United States Department of Commerce, Bureau of Labor Statistics (May 1996). According to WORK INJURY MANAGEMENT, Vol. 2, No. 4 (July/August 1993), lower back injuries were the most prevalent cause of compensable injuries in the United States with an estimated cost of $16 billion per year. The United States Department of Health and Human Services, Public Health Service, Agency for Health Care Policy and Research, stated in Publication No. 95-0643, ACUTE LOW BACK PROBLEMS IN ADULTS:
ASSESSMENT AND TREATMENT (December 1994) that low back problems affect more than 80% of the population sometime during their life. It also indicated that 50% of working aged adults experience symptoms of back pain each year. An article in California Worker's Compensation Enquirer, Vol. 13, No. 4 (October 1995) under the signature of Dr. Richard Hyman, estimates that, in 1994, soft tissue back injuries may have accounted for up to 70% or $2.1 billion of California's $3 billion annual worker's compensation medical costs. The Company believes that the United States offers as many annual examination opportunities for MPR as it does for MRI. According to Market Intelligence Research Company Annual Report
(1993), there are in excess of seven million MRI examinations per year.


BUSINESS STRATEGY

    The Company's goal is to establish MPR as a widely recognized and accepted procedure, to capitalize upon the full potential of this technology by developing protocols for other applications, and to achieve and maintain a leadership position in muscle-related diagnostic techniques. The Company's strategy to achieve these goals consists of the following principal elements:


    - EXPAND GEOGRAPHICALLY through establishing regional and local distribution arrangements with diagnostic imaging services, rehabilitation centers and diagnostic clinics. The existing physician referral base of these distributors will provide access to the personal injury, workers compensation and general back pain markets more rapidly. The Company believes that distributors will have interest as the low capital investment and high margin of MPR provides an attractive opportunity for incremental profits.



    - ESTABLISH THE PRODUCT IN THE HMO AND CORPORATE MARKETS through strategic partnerships with major health care firms and insurance companies. The Company hopes that these strategic partners will introduce MPR to users with whom they have existing relationships, which will provide accelerated entry into a large number of HMOs and major corporations. One such partnership is presently being negotiated.



    - INCREASE EXPOSURE AND PEER RECOGNITION THROUGH PUBLICATIONS IN MEDICAL AND SCIENTIFIC JOURNALS. Peer-reviewed publications play an important role in overcoming physician resistance to new procedures. Accordingly, the Company has an on-going program of studies and trials aimed at providing statistical and clinical evidence for publication. As of the date of this Prospectus, the Company had no clinical study in process, and its ability to conduct additional clinical studies (each of which costs approximately $250,000) is dependent upon obtaining additional funding. See "Risk Factors--Need For Additional Funding".



    - DEVELOP NEW APPLICATIONS OF ITS CORE TECHNOLOGY. The Company intends to use its know-how and core technology to address other applications related to arm and leg muscles. For example, the development of appropriate protocols may allow the Company to introduce evaluation systems for carpal tunnel syndrome, rotator cuff injuries and pre- and post-operative arthroscopic surgery evaluation. In addition, the Company plans to develop a disability management information system designed to provide the elements necessary to predict potential high risk of injury, avoid injuries through appropriate preventative intervention, assess injury through MPR and other data, establish protocols for treatment of injuries, manage chronic back injury cases and establish outcome measures. This system of "disease management" provides significant elements of cost containment which are currently being sought by payors. The Company does not anticipate completing development of new applications for at least the next two years; in addition, its ability to complete development of new applications will be contingent in part upon obtaining additional funding or generating sufficient revenues from the MPR System.



PRODUCT



    The MPR System is a computer-assisted evaluation procedure which is based on the simultaneous measurement of electromyographic signals produced by up to 16 muscles during the execution of a movement. A patient's EMG readings, which are collected during the examination procedure, digitized, then processed by an expert system, can be converted into graphic "images" of recognizable muscle patterns. A computer-assisted comparison of a patient's patterns with those produced by normal subjects reveals differences which are the basis of the diagnosis.



    All the components of the MPR System have been designed and built based on published and accepted scientific data and proven medical, electronic, and statistical technology. The three proprietary components of the system include:


    -    the Myo D 1600 Data Acquisition Module,
    -    the Myo Diagnostics Expert System, and
    -    the Myo Diagnostics Muscle Pattern Recognition Report.


    DATA ACQUISITION MODULE. The data acquisition equipment consists of a set of 29 cutaneous electrodes connected to the Myo D 1600 Data Acquisition Module. The electrodes, which are commercially available, pick up the EMG signals produced by muscles and feed them into the D 1600 whose design provides for the simultaneous reception of up to 14 of these signals. The Myo D 1600 has built-in features which analyze the quality of the signal received from each electrode and recognize and warn the technician/operator of any malfunction, thereby ensuring that data reflects accurate EMG measurements. The Data Acquisition Module also assists the operator by signaling the beginning and end of each movement through visual prompts and audio tones, and by providing a real-time feedback on the patient's performance through a graphic display.



    After affixing the electrodes on the skin of the patient's back at carefully selected muscle sites, and after connecting the electrodes to the D 1600, the technician performs a calibration of the instrument. The purpose of the calibration is to prevent skin-specific variances to affect the readings, thereby ensuring that the patterns from various subjects can be compared. The patient is then directed to execute four repetitions of each of nine specific movements. Fourteen muscle sites are associated to each movement and report to the D 1600 during the execution of such movement. Their repetitions are important for the protocol. To convert these parallel inflows of signals into digital patterns ("images"), the D 1600 processes some 75,000 data points and calculates these points' relationships to each other.



    Technicians who perform the tests on the patient are presently required to receive two weeks training from the Company. No special governmental or regulatory license or approval is required for the technicians to perform the service.

    THE EXPERT SYSTEM. The data collected during the examination is submitted to the Company for processing. A report is generated which includes graphic, statistical and narrative representations of each muscle group's pattern compared to the pattern of a normative database of non-injured and pain-free subjects. The normative data has been collected utilizing the same protocols performed by the patient. The normative database is continuously updated as more data is collected. The report which is produced is reviewed by a Company employee to ascertain that the data was properly collected and processed.



    The system of statistical analysis used in the MPR evaluations is based on well-established principles of statistics which indicate that data which falls two standard deviations or more from the mean value of the data base to which it is compared has a statistical certainly of 95%-99% depending upon how far beyond two standard deviations the data falls. The MPR System requires that this phenomenon occur in multiple instances before it is considered to be significant for further analysis. This assures that there is a very high probability that the data is significant and a very low probability of falsely identifying an artifact as being significant.



    THE MUSCLE PATTERN RECOGNITION REPORT. The MPR Report provides the physician with findings to classify the patient as normal or with a graded level of muscle dysfunction. It provides four critical statements about the muscle groups examined, along with detailed information supportive of these conclusions. The statements address the following questions:


-  EVIDENCE OF INJURY:                 Is there evidence that the patient's
                                       muscles are dysfunctional? If so, where does it occur?

-  FREQUENCY AND SEVERITY
    OF THE INJURY:                     How severe is the dysfunction as
                                       compared to normal and how often does
                                       the dysfunction occur?

-  WHAT ARE THE MUSCLE PATTERNS?:      What deviations from normal muscle
                                       patterns exist in each movement and what are the patterns of muscle compensation?

-  ARE THERE PATTERNS OF SECONDARY
    MUSCLE COMPENSATION?:              Do the muscle patterns indicate that
                                       there is secondary muscle dysfunction
                                       due to muscles compensating
                                       involuntarily to protect the injury?

-  WHAT IS THE RESULT OF THE
    ABNORMAL MUSCLE RECRUITMENT?:      What is the bio-mechanical explanation
                                       for the muscle patterns?


    Patients may be retested to measure progress and treatment and to assist the physician in making a decision for discharge. Such retests are not normal, but are done at the discretion of the physician. When a patient is retested to ascertain if additional treatment is advisable and the second MPR evaluation is compared to the baseline test, several other critical questions are addressed:


-   IS THE PATIENT'S MUSCLE RECRUITMENT PATTERN NOW WITHIN THE RANGE OF NORMAL?

-   IF STILL DYSFUNCTIONAL, HAS THE PATIENT PROGRESSED THROUGH TREATMENT?

-   SHOULD THE INSURANCE COMPANY CONTINUE TO FUND FURTHER (OR DIFFERENT)
    TREATMENT?

These questions address the issues of rehabilitation and short and long term disability which affect insurance reserves.


    SCIENTIFIC VALIDATION OF THE SYSTEM. In May 1992, an independent study of the Company's evaluation methodology was completed by Dr. Norman Carabet. The study determined that the overall classification accuracy of normal subjects was 90%. In a further cross validation study involving 196 subjects, the results confirmed the stability of the data base.

    In June 1992, a second clinical study was completed by Dr. Carabet. This study showed a high correlation between the Company's evaluation of doctor-diagnosed injured accident and Workers Compensation patients and the doctors' diagnoses. The results were particularly impressive because the test was able to detect injuries after a one to four week time lapse between the doctor's diagnosis and the Company's examination. A test/retest study of 40 of these patients indicated that 82% of the patients improved over a four week period. The retest also validated the accuracy of the Company's classification.



    The Company's MPR technology was submitted to leading academicians and clinicians. Dr. V. Reggie Edgerton of UCLA and Dr. Steven Wolf of Emory University reviewed the technical aspects of the MPR System in detail and confirmed the validity of the science behind the MPR technology. They have authored two published articles relating to the Company's MPR technology, entitled "Evaluating Patterns of EMG Amplitudes for Back and Trunk Muscles of Patients and Controls," INTERNATIONAL JOURNAL OF REHABILITATION AND HEALTH, Vol. 2, No. 1 (1996), and "Theoretical Basis for Patterning EMG Amplitudes to Assess Muscle Disfunction," MEDICINE AND SCIENCE IN SPORTS EXERCISE, Vol. 28, No. 6
(1996). They have also authored one other article on the MPR technology which has been accepted for publication in the Spring of 1997.



    Dr. Edgerton and Dr. Wolf are members of the Company's Scientific Advisory Board and receive fees for attendance at meetings of that Board. See "Management -- Scientific Advisory Board." They have also received consulting fees on specific projects for the Company.




    LEGAL VALIDATION OF THE SYSTEM. In 1993, the California Workers Compensation Appeals Board ("WCAB") issued a decision that the Company had "...persuaded the Court as to the validity of the lien-claimant's [Myo Diagnostics] methodology and mechanism" and that "it found that the procedure (muscle pattern recognition) is a valid and useful diagnostic medical tool when used in the proper case...."  This determination was in connection with an action pursuant to which an insurance carrier had sought refund of payments made to a provider who had submitted claims for use of the MPR System (and the WCAB denied the insurance company such refund). The Company believes that this opinion helps to validate MPR as a valid medical/legal procedure.


COMPETITION

    The Company believes it has no direct competition and that no other system in use today is capable of delivering information similar in content, comprehensiveness and reliability to the Company's MPR system. EMG signals have been used by others to evaluate muscles at rest and muscles that do not have kinesiological relationships; but the Company believes that these methodologies are not supported by scientific studies and are not reliable. The Company believes that Magnetic Resonance Imaging ("MRI") does not compete with MPR because it cannot measure interactive muscle relationships when the muscles are under constant tension. MRI's use in relation to back problems is primarily to diagnose disk injuries.

    However, there are many companies, both public and private, which are active in the field of medical diagnostic imaging. Some of these companies have substantially greater financial, technical and human resources, have a well established name and enjoy a strong market presence. There is no assurance that one or several such companies are not currently developing, or will not start developing, technology that will prove more effective or desirable than the Company's technology. Such occurrence could severely affect the Company's ability to establish and develop a market presence and to maintain its competitive position.


MARKETING AND DISTRIBUTION



    MARKET AWARENESS. The Company's success will depend in substantial part upon its ability to establish MPR as a standard medical practice for diagnosis of muscle dysfunction. The Company hopes to achieve this awareness through an active public relations campaign. Company personnel will contact providers in the application of MPR and advise payors of the benefits of its utilization.
The Company has created a web page on the Internet which will encourage easy access to information about the Company and the procedure. The Company intends to sponsor additional clinical studies, with the expectation that the results will be submitted for publication in peer-reviewed scientific journals. The Company will be assisted in these efforts through the activities of the members of its Medical and Scientific Advisory Boards. The Company will encourage these members to write articles about the MPR technology and present the technology at various professional conferences. The Company also intends to increase awareness through trade shows, seminars, professional conferences and scientific presentations. The Company may utilize direct mail to initiate contacts with key decision makers in target markets.



    The extent to which the Company can create this market awareness will depend in part upon obtaining additional funding. See "Risk Factors--Need for Additional Funding".



    MARKET TARGETS. The Company's market is comprised principally of two major segments: the medical/legal market, which deals primarily with workers compensation and personal injury claims, and the physical medicine market. Initially, the Company will focus primarily on the medical/legal segment. To this end, the Company will target strategic alliances with firms servicing insurance companies, HMOs and PPOs, self-insured employers and their third-party plan administrators, and risk and case management companies. The Company will also target the medical providers which service these markets such as hospitals, rehabilitation clinics, industrial clinics, diagnostic centers, physicians, physical therapists and MRI imaging centers. This second group is also an important component of the Company's strategy because, in addition to its capacity to prescribe MPR, it may serve as a delivery vehicle.



         INSURANCE COMPANIES are a primary target because their reimbursement policies and practices have a profound impact on the medical diagnostic industry; they largely dictate pricing policies, methods of distribution and growth strategies. Insurance companies are also playing an increasingly important role as prescribers. For example, recent workers compensation reforms in California have given insurers more control over treatment regimen. An insurer can now dictate the treatment of a patient for up to four months. Because MPR can serve to control direct medical costs and indirect costs such as lost time, disability claims and litigation costs, the Company believes that its procedure will be well received by insurers who may become a major source of referrals, particularly in the workers compensation market.



         HMOS AND PPOS are expected to be of vital importance to the Company due to their leadership role in the cost containment drive and the considerable market share they enjoy.



         SELF-INSURED EMPLOYERS paid claims representing 34% of the claims paid in California for worker's compensation in 1995, according to Table No. 1, 1995 STATE WIDE TOTALS, DEPARTMENT OF INDUSTRIAL RELATIONS, OFFICE OF SELF-INSURANCE PLANS, (1996). This could be a significant market for the MPR System.



         HEALTH CARE PLAN ADMINISTRATORS are large organizations which provide services to public and private self-insured employers. In their role to manage private plans, they can influence care strategies and/or treatment selection criteria, and they may have authority to commit funds for evaluation and treatment. Most of them have financial incentives to contain costs and limit payors' exposure related to ongoing treatment and disability.



         HOSPITALS, INDEPENDENT CLINICS, DIAGNOSTIC CENTERS AND PHYSICIANS will be recruited as evaluation centers for MPR evaluations. These providers may become the delivery system for corporate clients and insurance companies. They may service the medical/legal market and may later become the sites for entry into the medical back pain and physical medicine market.



    SERVICE DELIVERY STRATEGIES. The Company intends to market its services on a per-use basis, directly ("Direct Services Operations") and through distributors. As of the date of this Prospectus, the Company has not performed any MPR evaluations except as part of research and development, clinical studies and test marketing.



    Patient data will be processed by, and reports will be prepared at, the Company's evaluation center at its executive offices in Los Angeles, California. The Company may establish other evaluation centers either as stand alone co-ventures with existing diagnostic, physical therapy and rehabilitation facilities, or based on lease arrangements with hospitals. The Company believes an evaluation center can be operated at very low fixed overhead by subleasing space and services at existing clinics.



         DIRECT SERVICES OPERATIONS.    In this mode of operation, services
will either be provided at a Company-owned and operated facility (evaluation center), or at the facility of a provider (mobile testing services). Mobile testing services will allow patient examinations to take place on the premises of medical providers, using the

Company's equipment and personnel. The Company believes that this approach will overcome providers' resistance to invest in equipment and incur additional personnel costs. As of the date of this Prospectus, the Company had no contracts for mobile testing services.



         DISTRIBUTORS. The Company intends to establish distributor operations through limited exclusive arrangements with firms which presently provide mobile and fixed-site MRI, CT and ultrasound services to hospital, clinics and managed care locations. These firms, which market to the same referral base of doctors which will refer MPR, are attracted by the low capital investment and high margin of MPR.



    In February 1996, the Company entered into a distribution agreement with Medical Consulting Images, Co. ("MCIC"), a well established, Cleveland-based diagnostic imaging service company. Under the distribution agreement, MCIC is committed to introduce the MPR procedure in 20 markets in the five states in which it operates. As of January 31, 1997, MCIC had introduced the product into six markets: Cleveland, Columbus, Cincinnati and Dayton, Ohio; Pittsburgh, Pennsylvania; and Louisville, Kentucky. The other states in which it plans to introduce the product are Michigan and Indiana. The Company will receive a fee for each MPR evaluation it performs through MCIC and receives revenues from the leasing of products. As of January 31, 1997, no MPR evaluations had been conducted through MCIC other than limited evaluations for clinical purposes.


MANUFACTURING

    The Data Acquisition Module consists of a standard laptop computer, a modified board and the Company's proprietary software. The Company acquires the laptop computers from an outside source. The modified boards are manufactured by the subcontractor who participated in their development, and with whom the Company has established a long term relationship. Once tested, the boards are shipped to the Company which installs them along with its proprietary software and tests the completed Module.

FACILITIES AND EMPLOYEES


    The Company operates from leased facilities in Culver City, California. Research and development, manufacturing and report processing activities are centralized to allow closer control over service and response time, and to better protect the technology. The Company will also conduct research and development activities and clinical studies at universities and research hospital sites where the independent primary investigators reside. To the extent that these studies are conducted, they will be funded by the Company.



    As of January 31, 1997, the Company had 14 full time employees, including five involved in research and development, seven involved in administration and operations, and two involved in marketing.


REGULATORY REQUIREMENTS


    The medical equipment manufactured and marketed by the Company is subject to regulation by the Food and Drug Administration ("FDA"). Under the FDA Act, manufacturers of medical devices must comply with certain regulations governing the testing, manufacturing, packaging and marketing of medical devices. FDA clearance to allow commercial sales and use may be acquired by means of a new pre-market approval ("PMA") application to the FDA or by notification under
Section 510(k) of the FDA Act that the medical device used demonstrates "substantial equivalence" to devices on the market prior to 1976 or already approved under PMA applications.



    In 1990, the FDA notified the Company that the MPR System had been accepted under Section 510(k) substantial equivalence test because it utilizes an existing medical device to acquire its data. No clinical trials such as those needed to establish the efficacy of a drug or invasive diagnostic system were required for the data collection system. The relation between the method of collection and the report analysis is comparable to the relative operations involved in laboratory processing procedures.

INTELLECTUAL PROPERTY


    The Company licenses the right to manufacture, market, sell, distribute and further develop the MPR System and MPR technology and any related or derivative technology throughout the world pursuant to an exclusive license with TRG, a partnership among Gerald D. Appel, Daniel J. Levendowski and Hershel Toomim.
Mr. Appel and Mr. Toomim are directors of the Company, and Mr. Appel is the principal shareholder and Chief Executive Officer of the Company. The MPR System and related technology and all additions or modifications thereto remain the property of TRG, provided, however, that any derivative technology developed by the Company for purposes other than the evaluation and treatment of muscle dysfunction in the back, arms and legs ("Derivative Technology") will be the property of the Company.



    The Company pays royalties to TRG for the use of the MPR technology and any Derivative Technology as follows: (i) the lesser of $30.00 per use or 10% of total revenues received by the Company for each of the first 10,000 times the MPR procedure is ever used, (ii) the greater of $12.50 per use or 5% of total revenues received by the Company for each use thereafter, (iii) 5% of total revenues received by the Company for each sale, lease, license or other transfer of the MPR procedure or related equipment or technology and (iv) 3% of total revenues received by the Company for each sale, lease, license or other transfer of the Derivative Technology. The Company is not required to make any payments on revenues pursuant to (iii) or (iv) to the extent royalties were previously paid on such revenues pursuant to (i) or (ii). The procedure has been used in clinical tests approximately 350 times to date.



    The license expires in 2013. The license is terminable by TRG upon 14 days notice (subject to cure during such period) (i) if the Company fails to observe the terms of the Agreement, (ii) if the Company becomes insolvent or generally fails to pay its debts when due, (iii) the assignment by the Company of its property for the benefit of the Company's creditors or the appointment of a receiver for any part of the Company's property, (iv) the commencement of any proceedings under bankruptcy or insolvency law by or against the Company and
(v) the sale or other transfer of the license by the Company without TRG's consent.


    If the license is terminated for any reason, the Company becomes subject to a three-year agreement not to engage in the manufacture, sale or distribution of the MPR system or any similar product in any area in which the MPR system or procedure has been sold.


    The Company and TRG rely upon the law of trade secrets, patent protection and unpatented proprietary know-how to protect the MPR technology. Due to the rapid technological change that characterizes the medical device industry, the Company believes that reliance upon trade secrets and unpatented know-how, and on the continued introduction of improvements and new products, are generally as important as patent protection in establishing and maintaining a competitive advantage. TRG was granted a United States patent covering the MPR system, which expires in 2013.


    The Company presently has no patent protection of the MPR technology outside the United States. The Company has the right to file patent applications and attempt to obtain patents in other jurisdictions. To date, the Company has not done so, in part because of lack of funds. TRG is under no obligation to patent the MPR technology in any jurisdiction and the Company's determination as to whether or not to seek patent protection will depend upon a number of factors, including the likelihood of the issuance of the patent, the Company's financial resources and marketing plans.

                                      MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information with respect to each executive officer and director of the Company.


Name                         Age(1)    Position
----                         ---       --------

Gerald D. Appel              60        President, Chief Executive Officer and
                                       Chairman of the Board of Directors

Dr. Hershel Toomim, Sc.D.    80        Director

Wayne C. Cockburn            40        Director

_____________

(1)  At December 31, 1996



    MR. APPEL has served as President and Chief Executive Officer of the Company since 1991, and as a director of the Company since inception. Mr. Appel is also Chairman of the Board of Directors.




    DR. TOOMIM has served as a Director of the Company since he co-founded it with Mr. Appel in 1988. Dr. Toomim also served as Vice President of Research and Development of the Company from 1988 to 1996.

    MR. COCKBURN has served as a Director of the Company since July 1995.
Mr. Cockburn has been employed by Imutec Corporation, a Canadian biopharmaceutical company, since January 1995, and is currently Vice President of Corporate Development. From 1994 to 1995 Mr. Cockburn was an investment banker with McDermid St. Laurence Chisholm, Ontario, Canada, and for more than the three years prior to that, he was a securities broker with Midland Walwyn, Ontario, Canada.

MEDICAL ADVISORY BOARD


    The Company has a Medical Advisory Board ("MAB") whose members are physicians with expertise relevant to the Company's business. The role of the MAB is to advise on the medical considerations involved in designing the product, to provide a user/prescriber perspective, and to assist with the design of clinical trials. The MAB meets on an ad hoc basis. Members of the Medical Advisory Board presently receive $750 for each meeting attended.


    GUNNAR ANDERSSON M.D., PH.D. Dr. Andersson is Chairman of Orthopedic Surgery at Rush Presbyterian - St. Luke's Medical Center in Chicago. He is the deputy editor for the journal SPINE. Dr. Andersson is also a managing partner of Midwest Orthopedics and has served as President of the International Society for the Study of the Lumbar Spine.

    PHILIP J. FAGAN, JR., M.D. Dr. Fagan obtained his medical degree from the Tulane University School of Medicine, New Orleans in 1969. He is the Chief Executive Officer and President of Emergency Department Physicians Medical Group Inc. Dr. Fagan is the Director of the Emergency Department for Daniel Freeman Marina Hospital, Marina Del Rey and the Hollywood Presbyterian Medical Center, Los Angeles. He is the Medical Director of E.R. Physicians Medical Group, Inc., and Chief Executive Officer and Medical Director of the Burbank Urgent Care and Industrial Medicine Clinic. He is a Diplomate of the American Board of the Emergency Physicians and the American Board of Family Practice and a Fellow of the American Academy of Family Physicians and the American College of Emergency Physicians.

    HOWARD FULLMAN, M.D. Dr. Fullman has been trained as a medical technologist and as such has consulted for major health care firms regarding medical devices and procedures. He presently sits on the Board of Directors of several privately held medical services companies. Dr. Fullman has a medical practice in Los Angeles California.


    ALAN J. GOLDMAN, M.D. Dr. Goldman was awarded his degree in medicine from the University of Michigan Medical School in 1971. Currently he is in private practice while serving as an Assistant Clinical Professor of Neurology at the University of California at Irvine. For ten years beginning in 1976, he was an Assistant Clinical Professor of Neurology at UCLA and was the Chief of Staff and Chairman of the Department of Medicine at the Medicine Center at Garden Grove, California. Dr. Goldman serves as a neurological reviewer of new technologies for a number of national insurance carriers.

    ROBERT SAMUEL MAYER, M.D. Dr. Mayer is an Assistant Professor in the Department of Physical Medicine and Rehabilitation at Rush Medical College and a practicing Physiatrist at the Rehabilitation Clinic, S.C. Dr. Mayer serves as the Residency Program Director for the Rush-Marianjoy Residency in Physical Medicine and Rehabilitation. Dr. Mayer also serves on the Editorial Advisory Committee for the journal SPINE.

SCIENTIFIC ADVISORY BOARD


    The Company has a Scientific Advisory Board ("SAB") whose members have expertise in the scientific aspects of the MPR technology and in the area of statistical analysis, including modeling. This Board meets twice yearly in January and July, and members receive $2,500 for each meeting attended.


    ANTHONY DELITTO, PH.D. Dr. Delitto is an Associate Professor and Chairman of the Department of Physical Therapy in the School of Health and Rehabilitation Services at the University of Pittsburgh. Dr. Delitto also serves as the Director of Research for the Comprehensive Spine Center at the University of Pittsburgh and Vice President for Education and Research at CORE network.

    V. REGGIE EDGERTON, PH.D., M.S. Dr. Edgerton received his Bachelor of Science in Physical Education and Biology from East Carolina University, his Master of Science in Physical Education from the University of Iowa and Ph.D. in Exercise Physiology from Michigan State University. Dr. Edgerton is currently a professor within the Physiological Sciences Department at UCLA and has served as Chairman of UCLA's Department of Kinesiology. Dr. Edgerton has published over 200 papers in peer-reviewed journals focusing primarily on muscle fiber and its activity. Since 1980, he has been the Project Program Director of the NIH Grant regarding neurological sciences. He has also worked with NASA and has published extensively regarding muscle adaptation outside Earth's atmosphere.
Dr. Edgerton has been an officer of and/or associated with organizations including the American Physiological Society, the American College of Sports Medicine, the American Society of Gravitational Biology, the Society for Neurosciences, the Neurotrauma Society, and the American Spinal Injury Association.




    ROBERT I. JENNRICH, PH.D., M.S. Dr. Jennrich received his Bachelor of Science and Master of Science in Mathematics from the University of Wisconsin and his Ph.D. in Mathematics from UCLA. Dr. Jennrich is currently a professor within the Department of Mathematics at UCLA. He has published over 60 papers in peer-reviewed journals, his most important papers concerning biological and technical applications of advanced statistics. Dr. Jennrich is an active member of the Institute of Mathematical Statistics, the American Statistical Association and the Psychometric Society and has received numerous honors from these and other societies.

    JULES ROTHSTEIN, PH.D. Dr. Rothstein is a Professor and Chairman for The Department of Physical Therapy at the University of Illinois at Chicago.
Dr. Rothstein is the Editor for the journal PHYSICAL THERAPY.

    ROLAND ROY, PH.D. Dr. Roy is currently a Researcher for the Brain Research Institute at the University of California at Los Angeles. Dr. Roy also serves as the Co-Director for the Laboratory for Neural Control of Movement and Neural Muscular Plasticity.

    STEVEN L. WOLF, PH.D. Dr. Wolf received his Bachelor of Arts in Biology from Clark University, his Master of Science degrees in Physical Therapy from Boston University and Anatomy from Emory University and his Ph.D. in Anatomy and Neurophysiology from Emory University. Dr. Wolf is currently a professor and Director of Research within the Department of Rehabilitation Medicine, Emory University School of Medicine. Dr. Wolf has published over 130 papers in peer-reviewed journals, authored six books focusing on electromyography, biofeedback, physical therapy and rehabilitation and has made over 300 presentations, including key note speaker, for groups including the American Association of Orthopedic Surgeons, the American Physical Therapy Association, the International Society for Electrokinesiology and the American Neurology Association. Dr. Wolf has received over 20 grants from organizations including the National Institute of Aging and the Veterans Administration. Most recently, Dr. Wolf has served as Chairman of the Advisory Council of the American Physical Therapy Association, Board of Director of the International Society for Electrokinesiology, Chairman of the Scientific Abstracts Committee of the World Confederation of Physical Therapy, External Reviewer for Rehabilitation Graduate Programs for the University of Toronto and Massachusetts General Hospital (Harvard University) and on the Advisory Committee for the MGH Institute of Health Professions.

EXECUTIVE REMUNERATION


    The following table sets for certain information regarding the compensation of the Chief Executive Officer for the year ended December 31, 1996 (no other officer had annual compensation in excess of $100,000 during that year):



                                             Summary Compensation Table
                                            ----------------------------
    Name and Principal Positions            Year                  Salary
    ----------------------------            ----                  ------
    Gerald D. Appel, President and Chief    1996                $124,000
    Executive Officer


EMPLOYEE STOCK OPTION PLAN

    The Board of Directors has approved the establishment of a stock option plan pursuant to which the Company may from time to time issue up to 1,000,000 shares of Common Stock to selected employees. No written plan has been adopted, and no options have been granted under such a plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Articles of Incorporation include a provision that eliminates the personal liability of its directors to the Company and its shareholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") (concerning contracts or transactions between the Company and a director) or (vii) under Section 316 of the California Code (concerning directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

    The Company's Articles of Incorporation also include an authorization for the Company to indemnify its agents (as defined in Section 317 of the California
Code), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this latter provision, the Company's Bylaws provide for indemnification of the

Company's directors, officers, agents and employees. In addition, the Company, at its discretion, may provide indemnification to persons whom the Company is not obligated to indemnify. The Company has entered into indemnity agreements with all directors which provide the maximum indemnification permitted by law. These agreements, together with the Company's Bylaws and Articles of Incorporation, may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.

    Section 317 of the California Code and the Company's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

    The Company is currently reviewing director and officer liability insurance policies and may purchase such a policy in the future.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          PRINCIPAL AND SELLING SHAREHOLDERS


    The following table sets forth as of the date hereof, certain information regarding the ownership of the Common Stock by: (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each of the Company's directors (other than members of the Medical Advisory Board and Scientific Advisory Board); (iii) all of the Company's executive officers and directors as a group and (iv) each Selling Shareholder. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of the persons has sole voting and investment power with respect to the Shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under this Rule, certain shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the persons actual voting power at any particular date.


                                                Beneficial Ownership Prior
                                                              to                          Beneficial Ownership
                                                           Offering                       After the Offering (1)
                                               ---------------------------               -----------------------
                                                 Number                    Number of
                                                of Shares                   Shares       Number of
Name                                              Owned         Percent     Offered        Shares        Percent
-----------------------------------            ------------     -------    ---------   ------------      -------
Gerald D. Appel                                3,715,019(2)     48.0%      1,000,000   2,715,019(2)       35.1%
3760 South Robertson Blvd.
Culver City, California  90232

Ontario Municipal Employees                    1,401,561(3)     17.2%      1,401,561         0               0%
Retirement Board
One University Avenue, Suite 1100
Toronto, Ontario M5J 2P1 Canada


Altamira Management Ltd.                         750,000(4)      9.2%        375,000     375,000           4.6%
250 Bloor Street East, Suite 300
Toronto, Ontario M4W 1E6 Canada

Bona Vista Asset Management Ltd.                 450,000(5)      5.6%        225,000     225,000           2.8%
2300 Yonge Street, Suite 2900
P.O. Box 2384
Toronto, Ontario M4P 1E4 Canada

Hershel Toomim
3710 South Robertson Blvd.
Culver City, California 90232                    192,000         2.5%        192,000          0              0%

Wayne Cockburn                                    63,000(6)      0.8%         62,000       1,000            --
Imutec Corporation
1285 Morningside Avenue
Scarboro, Ontario M1B 3W2 Canada

All directors and executive officers as a      3,970,019(2)     51.3%      1,254,000   2,716,019          35.1%
group (6 persons)


________________

(1) Assumes all shares offered are sold.

(2) Includes 111,900 shares with respect to which Mr. Appel believes he has voting power as a result of a proxy granted by Daniel J. Levendowski.


(3) Includes 405,555 shares which may be acquired at prices ranging from $1.50 to $2.00 per share upon exercise of warrants.



(4) Includes 75,000 shares which may be acquired for $3.00 per share upon exercise of warrants, and 375,000 shares Altamira Management Ltd. has the right and obligation to purchase immediately following the date of this Prospectus, of which 75,000 shares for $3.00 per share may be acquired upon the exercise of warrants.



(5) Includes 45,000 shares which may be acquired for $3.00 per share upon exercise of warrants, and 225,000 shares Bona Vista Asset Management Ltd. has the right and obligation to purchase immediately following the date of this Prospectus, of which 45,000 shares for $3.00 per share may be acquired upon the exercise of warrants.


(6) Includes 1,000 shares registered in the name of 260-274 Geary Avenue Ltd. over which Mr. Cockburn has exclusive voting and investment power.


                                 CERTAIN TRANSACTIONS


    In December 1994, the Company entered into a Securities Purchase Agreement (the "December Purchase Agreement") with Ontario Municipal Employees Retirement Board ("OMERB"). Pursuant to the terms of the December Purchase Agreement, the Company sold to OMERB 680,741 shares of Common Stock for an aggregate purchase price of $1,000,000, and granted to OMERB currently exercisable warrants to purchase 100,000 shares (the "Series A Warrant") and 83,333 shares (the "Series B Warrant") of Common Stock with a current exercise price of $1.50 and $1.75 per share, respectively. The Series A Warrant expires on December 23, 1997 and the Series B Warrant expires on June 23, 1998.

    In August 1995, the Company entered into another Securities Purchase Agreement (the "August Purchase Agreement") with OMERB. Pursuant to the terms of the August Purchase Agreement, the Company sold to OMERB 111,111 shares of Common Stock for an aggregate purchase price of $200,000, and granted to OMERB currently exercisable warrants to purchase 222,222 shares of Common Stock (the "Series C Warrant") with a current exercise price of $2.00 per share. The Series C Warrant expires on December 31, 1998.

    The Company licenses the right to manufacture, market, sell, distribute and further develop the MPR System and technology and any related or derivative technology throughout the world pursuant to an exclusive twenty-year license with TRG, a partnership among Gerald D. Appel, Daniel J. Levendowski and Hershel Toomim. Mr. Appel is the Chairman of the Board, Chief Executive Officer, President and a principal shareholder of the Company, and Dr. Toomim is a director and a principal shareholder of the Company. See "Business--Intellectual Property."


    In May 1996 the Company issued to Waldorf Investment Advisory Services, a corporation controlled by Mr. Cockburn, 100,000 shares of Common Stock in satisfaction of obligations aggregating $100,000 of the Company to such corporation for investment banking and financial consulting services rendered during the prior several years. This corporation presently provides no services to the Company.



    From time to time Gerald D. Appel has loaned funds to the Company. These loans were payable on demand with interest at the rate of 10% per annum. The largest amount outstanding to Mr. Appel for these loans at any time since January 1, 1995 was $90,000. At the date of this Prospectus, no loans were outstanding.



    In connection with the transaction in which Myo Diagnostics, Ltd. (the "Partnership") transferred all of its assets and liabilities to the Company in December, 1994 (see "The Company"), the limited partners of the Partnership

(other than the Company) received, among other things, notes of the Company in the aggregate amount of $150,000. The Company defaulted in payment of these notes and, pursuant to the terms of the notes, the noteholders were entitled to receive (and did receive), for no additional consideration, 42,000 shares of Common Stock. Of these notes, $12,500 were issued to Gerald D. Appel, who received 6,000 shares of Common Stock as a result of the default.



                             DESCRIPTION OF CAPITAL STOCK


    The Company is authorized to issue up to 50,000,000 shares of Common Stock. Subject to dividend and liquidation preferences that may be applicable to any shares of Preferred Stock outstanding, the holders of Common Stock are entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefor, and, upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock are entitled to one vote for each share of Common Stock held of record by them, may cumulate votes in the election of directors, have no preemptive or conversion rights and are not subject to further calls or assessments by the Company.
There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock currently outstanding is fully paid and non-assessable. At December 31, 1996, there were 7,746,037 shares of Common Stock outstanding which were held of record by 95 persons.


    The Company is also authorized to issue up to 10,000,000 shares of Preferred Stock. The Board of Directors of the Company is authorized to fix the dividend rights, dividend rate, conversion rights, voting rights, liquidation preferences, rights and terms of redemption (including sinking fund provisions) on any wholly-unissued series of Preferred Stock, the number of shares constituting any such series and the designation thereof. At present, no shares of Preferred Stock are outstanding and the Company has no present plans to issue shares of Preferred Stock.


    At January 1, 1997 the Company had outstanding options or warrants to purchase an aggregate of 1,000,755 shares of Common Stock at various times through March 1999 at a weighted average exercise price of $1.67 per share.


    The Company has commitments from certain shareholders to purchase 480,000 shares of Common Stock and warrants to purchase 120,000 shares of Common Stock, which warrants are exercisable at a price of $3.00 per share for one year from issuance. It is anticipated that these units will be issued within two weeks of the date of this Prospectus. In the event of such issuance, the Company will issue a warrant to the broker/dealer participating in the Offering to purchase 43,200 shares of Common Stock for an exercise price of $2.50 per share at any time within two years from the date of issuance.

                                    LEGAL MATTERS


    The validity of the Common Stock offered hereby will be passed upon for the Company by Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California.

                                       EXPERTS



    The financial statements of the Company as of December 31, 1996 and for the year then ended have been audited by Singer Lewak Greenbaum & Goldstein, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of the Company for the year ended December 31, 1995 have been audited by Lever, Lippe, Hellie & Company LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                       Page
                                                                                                       ----
AUDITED FINANCIAL STATEMENTS OF MYO DIAGNOSTICS, INC.
Report of Independent Certified Public Accountants for the year ended December 31, 1996. . . . . . . . .F-2
Report of Independent Certified Public Accountants for the year ended December 31, 1995. . . . . . . . .F-3
Balance Sheet as of December 31, 1996. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-4
Statements of Operations for the years ended December 31, 1996 and 1995. . . . . . . . . . . . . . . . .F-5
Statements of Changes in Shareholders' Equity from January 5, 1987 to
  December 31, 1996 (Amounts to December 31, 1994 are unaudited) . . . . . . . . . . . . . . . . . . . .F-6
Statements of Cash Flows for the years ended December 31, 1996 and 1995. . . . . . . . . . . . . . . . .F-8
Notes to Financial Statements for the years ended December 31, 1996 and 1995 . . . . . . . . . . . . . .F-9


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Myo Diagnostics, Inc.

We have audited the accompanying balance sheet of Myo Diagnostics, Inc. (a development stage company) (the "Company") as of December 31, 1996, and the related statements of operations, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As more fully discussed in Note 1 to the financial statements, the Company has omitted from the accompanying financial statements disclosures related to the cumulative amounts for the period from January 5, 1987 (date of inception) to December 31, 1996, that, in our opinion, should be disclosed to conform with generally accepted accounting principles.

In our opinion, except for the omission from the financial statements of the disclosures described in the preceding paragraph, the financial statements referred to above present fairly, in all material respects, the financial position of Myo Diagnostics, Inc. as of December 31, 1996, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. During the year ended December 31, 1996, the Company incurred a net loss of $1,235,054. In addition, the Company is in the development stage at December 31, 1996. Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of the Company's development program and its transition, ultimately, to the attainment of profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure. These factors, among others, as discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Singer Lewak Greenbaum & Goldstein LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
February 7, 1997

               [Letterhead of Lever, Lippe, Hellie & Company LLP]



INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Myo Diagnostics, Inc.
Culver City, California


We have audited the balance sheet of Myo Diagnostics, Inc. (a development stage company) a California corporation (the "Company"), as of December 31, 1995, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Statement of Financial Accounting Standards No. 7 "Accounting and Reporting by Development Stage Enterprises," requires the statement of operations and statement of cash flows to present cumulative amounts from the Company's inception. The accompanying financial statements do not disclose the cumulative amounts for the period from January 5, 1987 (date of inception) to the year ended December 31, 1994.

In our opinion, except for the omission from the financial statements of the disclosures described in the preceding paragraph, such financial statements present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/  Lever, Lippe, Hellie & Company LLP

LEVER, LIPPE, HELLIE & COMPANY LLP

Los Angeles, California
June 6, 1996

                              MYO DIAGNOSTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                DECEMBER 31, 1996
            (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)


ASSETS
Current assets:
    Cash (note 2)                                                                     $ 606,144
    Accounts receivable, less allowance for doubtful accounts of $25,672                      -
    Prepaid expenses and other assets                                                     5,417
                                                                                    ------------
        Total current assets                                                            611,561
                                                                                    ------------
Furniture and equipment, net (note 3)                                                   204,112

Other assets (note 4)                                                                    35,412
                                                                                    ------------
                                                                                       $851,085
                                                                                    ------------
                                                                                    ------------


                             LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses (note 9)                                   $  112,482
    Notes payable to bank (note 5)                                                      400,000
    Current portion of obligations under capital leases                                  38,539
                                                                                    ------------

        Total current liabilities                                                       551,021
                                                                                    ------------

Obligations under capital leases                                                         67,126

Commitments and contingencies (note 9)

Shareholders' equity (notes 10 and 11)
    Preferred stock: no par value, 10,000,000 shares authorized,
        no shares issued and outstanding                                                      -
    Common stock: no par value, 50,000,000 shares authorized,
        7,746,037 shares issued and outstanding                                       4,300,679
    Deficit accumulated during the development stage                                 (4,067,741)
                                                                                    ------------
        Total shareholders' equity                                                      232,938
                                                                                    ------------
                                                                                       $851,085
                                                                                    ------------


   The accompanying notes are an integral part of these financial statements.

                              MYO DIAGNOSTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
            (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)


                                                           1996             1995
                                                        ---------        --------
Revenue                                               $    13,650    $    67,600

Operating expenses
     Research and development                             256,211        239,307
     Technical services                                   182,910        191,588
     Sales and marketing                                   97,535        143,934
     General and administrative                           703,282        515,810
                                                      -----------    -----------

         Total operating expenses                       1,239,938      1,090,639
                                                      -----------    -----------

Loss from operations                                   (1,226,288)    (1,023,039)

Other income (expenses)
     Interest expense                                     (63,990)       (49,251)
     Interest income                                       56,024          5,810
                                                      -----------    -----------

Loss before provision for income taxes                 (1,234,254)    (1,066,480)

Provision for income taxes (note 8)                           800            800
                                                      -----------    -----------

Net loss                                              $(1,235,054)   $(1,067,280)
                                                      -----------    -----------
                                                      -----------    -----------

Net loss per share                                    $     (0.17)        $(0.16)
                                                      -----------    -----------
                                                      -----------    -----------

Weighted average common shares outstanding              7,195,757      6,599,036
                                                      -----------    -----------
                                                      -----------    -----------

The accompanying notes are an integral part of these financial statements.

                              MYO DIAGNOSTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                JANUARY 5, 1987 (INCEPTION) TO DECEMBER 31, 1996
                  (AMOUNTS TO DECEMBER 31, 1994 ARE UNAUDITED)
            (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)


                                                                                                      Deficit
                                                                                                    Accumulated
                                                                      Common Stock                   During the
                                                           ------------------------------            Development
                                                              Shares               Amount               Stage              Total
                                                           -----------           --------           ----------          ---------
Issued upon incorporation for services                         910,000           $   7,685           $       -          $  7,685
Issued for services                                            952,250               9,523                   -             9,523
Net loss from inception through December 31, 1990                    -                   -             (20,367)          (20,367)
                                                           -----------            --------           ----------         ---------
Balance, December 31, 1990                                   1,862,250              17,208             (20,367)           (3,159)

Issued for services                                            305,950               2,404                   -             2,404
Issued for cash                                                 11,230              25,000                   -            25,000
Net loss                                                             -                   -            (243,621)         (243,621)
                                                           -----------            --------           ----------         --------
Balance, December 31, 1991                                   2,179,430              44,612            (263,988)         (219,376)

Net loss                                                             -                   -            (258,180)         (258,180)
                                                           -----------            --------           ----------         --------
Balance, December 31, 1992                                   2,179,430              44,612            (522,168)         (477,556)

Issued for cash                                                 11,230               1,123                   -             1,123

Net loss                                                             -                   -            (421,341)         (421,341)
                                                           -----------            --------           ----------         --------
Balance, December 31, 1993                                   2,190,660              45,735            (943,509)         (897,774)

Stock split                                                  2,190,660                   -                   -                 -
Issued for exchange of $174,090 of debt                        144,619             174,090                   -           174,090
Issued for services                                             60,000                 600                   -               600

Issued for net assets of limited partnership,
net of related expenses of $1,350                              755,330             372,885                   -           372,885

Issued for cash in a private placement,
net of related expenses of $6,600                              245,400             300,150                   -           300,150

Issued for cash in a private placement,
net of related expenses of $164,036                            680,741             835,964                   -           835,964

Net loss                                                             -                   -            (821,898)         (821,898)
                                                           -----------            --------           ----------         --------
Balance, December 31, 1994                                   6,267,410           1,729,424          (1,765,407)          (35,983)

Issued for cash                                                 15,000                 750                   -               750

Issued for cash in a private placement,
net of related expenses of $67,609                             125,000             157,391                   -           157,391

Issued for cash in a private placement,
net of related expenses of $64,243                             111,111             135,757                   -           135,757

Issued for cash                                                  2,738               5,000                   -             5,000

Net loss                                                             -                   -          (1,067,280)       (1,067,280)
                                                           -----------            --------           ----------         --------
Balance, December 31, 1995                                   6,521,259           2,028,322          (2,832,687)         (804,365)

                                                                     (continued)

   The accompanying notes are an integral part of these financial statements.

                              MYO DIAGNOSTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
            STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (CONTINUED)
                JANUARY 5, 1987 (INCEPTION) TO DECEMBER 31, 1996
                  (AMOUNTS TO DECEMBER 31, 1994 ARE UNAUDITED)
            (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)



                                                                                               Deficit
                                                                Common Stock                 Accumulated
                                                      -------------------------------         During the
                                                                                             Development
                                                        Shares             Amount               Stage                 TOTAL
                                                      -----------        ------------        ------------         -----------
Balance forward                                         6,521,259        $  2,028,322        $ (2,832,687)        $  (804,365)

Issued for cash                                            27,778              50,000                   -              50,000

Issued for cash in a private placement,
     net of related expenses of $14,243                   500,000             985,757                   -             985,757

Issued for the forgiveness of accrued expenses            100,000             100,000                   -             100,000

Issued for debt                                            25,000              50,000                   -              50,000

Issued as consideration for late payment of
notes payable                                              42,000              75,600                   -              75,600

Stock options exercised                                    50,000               5,000                   -               5,000

Issued for cash in a private placement,
     net of related expenses of $218,000                  480,000             982,000                   -             982,000

Issuance of stock options                                       -              24,000                   -              24,000

Net loss                                                        -                   -          (1,235,054)         (1,235,054)
                                                      -----------        ------------        ------------         -----------

Balance, December 31, 1996                              7,746,037        $  4,300,679       $  (4,067,741)        $   232,938
                                                      -----------        ------------        ------------         -----------
                                                      -----------        ------------        ------------         -----------


   The accompanying notes are an integral part of these financial statements.

                              MYO DIAGNOSTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
             (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)


                                                                                              1996                1995
                                                                                         ------------          -------------
Cash flows from operating activities:
     Net loss                                                                            $(1,235,054)          $ (1,067,280)
     Adjustments to reconcile net loss to
         net cash used in operating activities:
         Depreciation and amortization                                                        34,677                 36,104
         Bad debt expense                                                                     19,450                       -
         Compensation expense resulting from the issuance of stock options                    24,000                       -
         Common stock issued in consideration for the extension
         of the repayment terms for notes payable to related parties                          75,600                       -
     (Increase) decrease in:
         Accounts receivable                                                                  12,018                (26,269)
         Prepaid expenses and other assets                                                       242                 (5,206)
         Other assets                                                                        (10,596)               (12,867)
     Increase (decrease) in:
         Accounts payable and accrued expenses                                              (130,086)               264,483
         Accrued interest payable                                                            (45,520)                      -
                                                                                          ------------          -------------
         Net cash used in operating activities                                            (1,255,269)              (811,035)
                                                                                         ------------          -------------

Cash flows from investing activities:
     Purchase of furniture and equipment                                                     (61,777)               (39,917)
                                                                                         ------------          -------------
         Net cash used in investing activities                                               (61,777)               (39,917)
                                                                                         ------------          -------------
Cash flows from financing activities:
     Borrowings on notes payable to related parties                                           95,500                 12,000
     Repayments on notes payable to related parties                                         (191,500)              (114,500)
     Repayment on obligations under capital lease                                             (6,597)                      -
     Net proceeds from issuance of common stock                                            2,022,757                298,898
                                                                                         ------------          -------------

         Net cash provided by financing activities                                         1,920,160                196,398
                                                                                         ------------          -------------
Net increase (decrease) in cash                                                              603,114               (654,554)

Cash, beginning of period                                                                      3,030                657,584
                                                                                         ------------          -------------
Cash, end of period                                                                      $   606,144           $      3,030
                                                                                         ------------          -------------
                                                                                         ------------          -------------
                                             Supplemental Cash Flow Information
Cash paid during the years for:

     Interest                                                                            $   109,510           $     49,251
                                                                                         ------------          -------------
                                                                                         ------------          -------------
     Taxes                                                                               $       800           $        800
                                                                                         ------------          -------------
                                                                                         ------------          -------------

                                                Non-cash Financing Activities
During 1996, $112,262 of furniture and equipment was acquired under capital leases.

During 1996, 100,000 shares of common stock were issued for the forgiveness of accrued expenses and 25,000 shares were issued for the conversion of debt.

The accompanying notes are an integral part of these financial statements.

                              MYO DIAGNOSTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
             (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND LINE OF BUSINESS
     Myo Diagnostics, Inc. (a development stage company) (the "Company"), a California corporation, was incorporated and commenced operations on January 5, 1987 as AREX, Inc. On June 15, 1988, name was changed to Devion Group and then to Myo Diagnostics, Inc. on September 15, 1989. The principal activity of the Company is the research and development of Muscle Pattern Recognition. Muscle Pattern Recognition provides an objective evaluation of soft tissue muscle injuries.

     BASIS OF PRESENTATION
     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, during the year ended December 31, 1996, the Company incurred a net loss of $1,235,054. In addition, the Company is in the development stage at December 31, 1996. Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of the Company's development program and its transition to the attainment of profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure. In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon the Company's ability to meet its financing requirements, and the success of its plans to sell its products.

     The Company has commitments from certain shareholders to purchase 480,000 shares of common stock for $2.50 per share. It is anticipated that these shares will be issued within two weeks of the effective date of Form SB-2 filed by the Company with the Securities and Exchange Commission. The Company believes that the capital received from the sale of the 480,000 shares described above and the revenue from anticipated sales will provide enough working capital for the foreseeable future.

     BUSINESS COMBINATION
     The Company held a 97.2% sole general partner interest in Myo Diagnostics, Ltd. (the "Partnership"), a California limited partnership, that began operations on April 18, 1991. The Partnership researched and developed the hardware and related software to perform Muscle Pattern Recognition. Effective on December 19, 1994, the Partnership's assets and liabilities were transferred to the Company at their book value and neither the Partnership or Corporation recognized a gain or loss. The 2.8% limited partners exchanged their interests in the Partnership, totaling $547,885, for 755,330 shares of common stock and $175,000 in notes payable. The business combination was recorded in a manner similar to a "pooling-of-interest" method of accounting. Under this method, assets and liabilities of the Partnership were recorded at historical cost.

                              MYO DIAGNOSTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
             (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     DEVELOPMENT STAGE COMPANY
     The Company is a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establish a new business and its planned principal operations have not yet commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities. SFAS No. 7 requires that cumulative amounts are presented for the statement of operations and cash flows from the Company's inception. Disclosures related to the cumulative amounts for the period from January 5, 1987 (date of inception) to December 31, 1996 have been omitted. It is management's belief that it is impractical to develop the information due to the lack of sufficient accounting records that are available for the first seven years of the Company's existence.

     Net sales to date have primarily been from the sale of in-house evaluations of patients.

     REVENUE
     Revenue is reported at the estimated net realizable amounts from patients, third-parties, and others for services rendered.

     FURNITURE AND EQUIPMENT
     Furniture and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives as follows:

          Furniture and equipment                 5 to 7 years
          Computer hardware and software               5 years

     Leasehold improvements are amortized over three years, which is the shorter of their estimated useful lives or the remaining term of the lease.

     Expenditures for maintenance and repair are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the disposal of furniture and equipment is recorded in the statement of operations.

     PATENT
     Patents, which are included in other assets in the accompanying balance sheet, consist of legal fees incurred in securing a patent for the Company's product. These costs are amortized over a period of seventeen years using the straight-line method.

                              MYO DIAGNOSTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
             (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     CAPITAL LEASES
     The Company is the lessee of certain equipment under capital leases expiring in various years through 2001. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized over the lower of their related lease terms or their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense for 1996.

     RESEARCH AND DEVELOPMENT COSTS
     Research and development costs are charged to expense as incurred. These costs consist primarily of salaries and consulting fees.

     INCOME TAXES
     The Company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

     Prior to January 1, 1993, the Company had elected to be treated as an "S" corporation for both federal and California state income tax purposes. The shareholders of the "S" corporation were taxed on their proportionate share of taxable income (loss).

     NET LOSS PER SHARE
     Net loss per share is based on the weighted average number of common and common equivalent shares outstanding during each year. In connection with the Company's filing of a registration statement on Form SB-2, stock options and warrants issued for consideration below the offering per share price during the twelve months before the filing of the registration statement have been included in the calculation of common stock equivalent shares using the treasury stock method, as if they had been outstanding for all periods presented.

     ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS
     The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates offered to the Company for notes payable of similar maturities are substantially the same.

                              MYO DIAGNOSTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
             (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     RECLASSIFICATIONS
     Certain amounts in the 1995 financial statements have been reclassified to conform with the 1996 presentation.


NOTE 2 - CONCENTRATION OF CREDIT RISK

     The Company maintains cash deposits at a bank located in southern California. Deposits at the bank are insured by the Federal Deposit Insurance Corporation up to $100,000. As of December 31, 1996, the uninsured portion of balances held at the bank aggregated to $557,556. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.


NOTE 3 - FURNITURE AND EQUIPMENT

     Furniture and equipment at December 31, 1996 consist of the following:

          Leasehold improvements                           $   2,605
          Furniture and equipment                            108,832
          Computer hardware and software                     139,496
          Equipment held under capital leases                112,262
                                                           ---------
                                                             363,195
          Less accumulated depreciation                      159,083
                                                           ---------
                                                           $ 204,112
                                                           ---------
                                                           ---------


NOTE 4 - OTHER ASSETS

     Other assets at December 31, 1996 consist of the following:


     Patents, net of accumulated amortization
       of $3,544                                           $   18,811
     Security deposits                                         16,601
                                                           ----------
                                                           $   35,412
                                                           ----------
                                                           ----------

     Amortization expense on patent costs charged to operations during the years ended December 31, 1996 and 1995 was $1,279 and $1,188, respectively.

                              MYO DIAGNOSTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
             (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)


NOTE 5 - NOTES PAYABLE TO BANK

The Company has six revolving lines of credit with a bank that provide for borrowings up to a total of $400,000. Borrowings under these lines of credit bear interest at the bank's prime rate (8.25% as of December 31, 1996) plus .75% to 1.50%, payable monthly. These revolving lines of credit will mature beginning January 10, 1997 through July 10, 1997, and are collateralized by standby letters of credit issued by certain third parties. The Company has $400,000 outstanding on these revolving lines of credit as of December 31, 1996.

As collateral for the bank revolving lines of credit, certain third parties (the "Guarantors") have guaranteed the notes payable to bank by obtaining standby letters of credit totaling $400,000. The Company granted stock options to the Guarantors the Company's common stock as consideration for the guarantees.
These options entitle the Guarantors to purchase an aggregate of 400,000 shares of common stock for $1.13 per share if certain conditions are met. The options became exercisable at various dates during 1995 and expire upon certain conditions. These options have not been exercised as of December 31, 1996 (see note 11).

NOTE 6 - OBLIGATIONS UNDER CAPITAL LEASES

Minimum future lease payments under capital leases as of December 31, 1996 for each of the next five years are:


       Years Ending
       December 31,
       ------------
          1997                                                      $   51,354
          1998                                                          34,618
          1999                                                          17,889
          2000                                                          17,889
          2001                                                          11,926
                                                                     ---------

          Total minimum lease payments                                 133,676
          Less amount representing interest                             28,011
                                                                     ---------

          Present value of minimum lease payment                       105,665

          Less current portion of obligations under capital leases      38,539
                                                                     ---------

                                                                       $67,126
                                                                     ---------
                                                                     ---------

Interest rates on capitalized leases vary from 7% to 21.79% and are imputed based on the lower of the Company's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return.

                              MYO DIAGNOSTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
             (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)



NOTE 7 - RELATED PARTY TRANSACTIONS


     LICENSING AGREEMENT
     The Company is obligated under a licensing agreement to a partnership whose partners are officers and stockholders of the Company (see Note 9).


NOTE 8 - INCOME TAXES

     As discussed in Note 1, the Company changed its tax status effective January 1, 1993. As of December 31, 1996, the Company has approximately $3,500,000 in federal net operating loss carryforwards, attributable to losses incurred since the change in its tax status, that may be offset against future taxable income through the year 2009. The deferred income tax benefit of the loss carryforward of approximately $1,400,000 has been offset by a valuation allowance of the same amount as management does not believe the recoverability of this deferred tax asset is more likely than not. Accordingly, no deferred income tax benefit has been recognized in the 1996 and 1995 financial statements.

     The provision for income taxes consists of current taxes payable in the amount of $800, which represents the California minimum franchise tax.


NOTE 9 - COMMITMENTS AND CONTINGENCIES

     OPERATING LEASES
     The Company leases its facility and certain equipment under non-cancelable operating leases expiring at various dates through 1999. Certain leases contain renewal provisions. Future minimum lease payments under these leases are as follows:

          YEARS ENDING
          DECEMBER 31,
          ------------
             1997                                                   $  125,000
             1998                                                      124,000
             1999                                                       93,000
                                                                      --------

                                                                      $342,000
                                                                      --------
                                                                      --------

     Rent expense under all operating leases was $70,316 and $41,309 for the years ended December 31, 1996 and 1995, respectively.

                              MYO DIAGNOSTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
             (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)


NOTE 9 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

     LICENSE AGREEMENT
     The Company has a licensing agreement with Toomin Research Group ("TRG"), a partnership, whose partners are also shareholders of the Company (see Note
     7). Under the terms of the licensing agreement, the Company is entitled to exclusive rights to the product under development by the Company, beginning on August 1, 1993 and ending on August 1, 2013, unless terminated earlier. As consideration for the exclusive rights to the product, the Company pays TRG a royalty.

     The royalty is payable quarterly under the following terms:

     - The Company shall pay a royalty on the lesser of 10% of total revenue or $30 per patient examined and reported upon up to the first 10,000 examinations. After the first 10,000 examinations, the Company shall pay a royalty of 5% of total revenue but not less than $12.50 per patient examined and reported upon.

     - The Company shall pay a royalty of 5% of total revenue for each sale, lease, rental, license, transfer or assignment of the product under license to the extent that no royalty was paid on such total revenue.

     - The Company shall pay a royalty of 3% of total revenue for any derivative technology developed by the Company to the extent that no royalty was paid on such total revenue.

     Under the terms of this agreement, included in accounts payable and accrued expenses are royalties payable of $1,350 as of December 31, 1996.

     COMMON STOCK AND WARRANTS
     The Company has commitments from certain shareholders to purchase 480,000 shares of common stock at $2.50 per share and warrants to purchase 120,000 shares of common stock, which warrants are exercisable at a price of $3.00 per share for one year from issuance. It is anticipated that these shares will be issued within two weeks of the effective date of Form SB-2 filed by the Company with the Securities and Exchange Commission registering the resale of common stock by several shareholders, including the directors of the Company. In the event of such issuance, the Company will also issue a warrant to the broker/dealer participating in the offering to purchase 43,200 shares of common stock for an exercise price of $2.50 per share at any time within two years from the date of issuance.

                              MYO DIAGNOSTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
             (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)


NOTE 10 - SHAREHOLDERS' EQUITY

     On May 4, 1994, the Board of Directors authorized a two-for-one stock split of the Company's common stock for shareholders as of that date. As a result of the split, 2,190,660 shares were issued. All references in the accompanying financial statements to the per share amount have been restated to reflect the stock split.

     In 1996 the Company settled its obligation to pay $100,000 in connection with services rendered in 1995 for 100,000 shares of common stock and issued 25,000 shares of its common stock for debt totaling $50,000.

     In 1996, the Company also issued to note holders 42,000 shares of common stock valued at $75,600 as consideration for the note holders extending the repayment terms pursuant to the terms of the note agreement.


NOTE 11 - STOCK OPTIONS AND WARRANTS

     WARRANTS
     As of December 31, 1996, the Company had outstanding warrants to purchase a total of 568,755 shares of common stock that were issued in conjunction with private placement offerings as follows:

                                   NUMBER OF
                                     SHARES          WARRANT PRICE   EXPIRATION
                                   ALLOCATED           PER SHARE      DATE
                                 -------------      --------------  -----------
                                    120,000              $3.00        12/05/97
                                    100,000               1.50        12/23/97
                                     83,333               1.75        06/23/98
                                     43,200               2.50        12/05/98
                                    222,222               2.00        12/31/98

     These warrants have not been exercised as of December 31, 1996.

     STOCK OPTION AGREEMENTS
     Options were granted which under certain agreements allowing employees, consultants, and Guarantors to purchase shares of common stock. These options expire upon certain events.

     The following summarizes the Company's stock option transactions under the stock option agreements:

                              MYO DIAGNOSTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
             (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)



NOTE 11 - STOCK OPTIONS AND WARRANTS (CONTINUED)

     STOCK OPTION AGREEMENTS (Continued)



                                                                                     WEIGHTED-
                                                            SHARES UNDER              AVERAGE
                                                               OPTION               EXERCISE PRICE
                                                            ----------              ---------------
          Options outstanding, January 1, 1994                  50,000                     $0.10
          Granted                                              400,000                     $1.13
                                                            ----------

          Options outstanding, December 31, 1994               450,000                     $1.02
          Granted                                               20,000                     $0.44
                                                            ----------

          Options outstanding, December 31, 1995               470,000                     $0.99
          Granted                                               12,000                     $0.50
          Exercised                                            (50,000)                    $0.10
                                                            ----------

          Options outstanding, December 31, 1996               432,000                     $1.08
                                                            ----------
                                                            ----------



     As of December 31, 1996, 429,500 options were exercisable at a weighted-average exercise price of $1.08.

     In November 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. SFAS 123 establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant, and is recognized over the periods in which the related services are rendered. SFAS 123 also permits companies to elect to continue using the current implicit value accounting method specified in Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. The Company has elected to use the implicit value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation.

     The Company is a nonpublic entity which allows it to use the "minimum value" method for determining the fair value of stock options. The expected life of the options is less than one year; therefore, the compensation expense recognized under the fair value method in accordance with SFAS 123 is not significantly different than the expense recognized under the implicit value method. Due to the insignificant difference between the two methods, the pro forma disclosures are not presented.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
   No dealer, salesperson or any other individual has been authorized to give any information or make any representations in connection with the Offering covered by this Prospectus other than those contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS


Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Management's Discussion and Analysis of Results of
   Operations and Financial Condition. . . . . . . . . . . . . . . . . . . . 10
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Principal and Selling Shareholders . . . . . . . . . . . . . . . . . . . . . 23
Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . 25
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .F-1


     UNTIL _______________, 1997, (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                3,255,561 Shares



                              MYO DIAGNOSTICS, INC.




                                  Common Stock




                              --------------------

                                   PROSPECTUS

                              --------------------




                                                , 1997
                            -------------- ----




-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Articles of Incorporation include a provision that eliminates the personal liability of its directors to the Registrant and its shareholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") (concerning contracts or transactions between the Registrant and a director) or (vii) under Section 316 of the California Code (concerning directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation of a director's fiduciary duty to the Registrant or its shareholders.

     The Registrant's Articles of Incorporation also include an authorization for the Registrant to indemnify its agents (as defined in Section 317 of the California Code), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this latter provision, the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, agents and employees. In addition, the Registrant, at its discretion, may provide indemnification to persons whom the Registrant is not obligated to indemnify. Registrant has entered into indemnity agreements with all directors which provide the maximum indemnification permitted by law. These agreements, together with the Registrant's Bylaws and Articles of Incorporation, may require the Registrant, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.

     Section 317 of the California Code and the Registrant's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Registrant is currently reviewing director and officer liability insurance policies and may purchase such a policy in the future.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:


DOCUMENT                                                       EXHIBIT NUMBER
--------                                                       -------------
Registrant's Amended and Restated Articles of
  Incorporation. . . . . . . . . . . . . . . . . . . . . . . . .       3.1
Registrant's Bylaws. . . . . . . . . . . . . . . . . . . . . . .       3.2
Registrant's Form of Indemnification Agreement . . . . . . . . .      10.1


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table itemizes the expenses incurred by the Registrant in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee:


          Registration fee--Securities and
            Exchange Commission. . . . . . . . . . . . . . . . . $  2,388
          Accounting fees and expenses . . . . . . . . . . . . . $  7,500
          Legal fees and expenses. . . . . . . . . . . . . . . . $ 35,000
          Printing . . . . . . . . . . . . . . . . . . . . . . . $  6,500
          Miscellaneous. . . . . . . . . . . . . . . . . . . . . $  1,000
                                                                 ---------

                    Total. . . . . . . . . . . . . . . . . . . . $ 52,388
                                                                 ---------
                                                                 ---------



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


     In May 1994 the Company issued 11,230 shares of Common Stock for $1,123 upon exercise of an option issued for a certain securities brokerage services provided by Don Mockoviak, a securities broker. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

     In August 1994 the Company issued options to purchase 400,000 shares of Common Stock for $1.13 per share to six Canadian residents who provided letters of credit to facilitate the Company's obtaining a revolving line of credit from a commercial bank. The issuance of these shares was exempt from registration pursuant to Regulation S and pursuant to Section 4(2) of the Act as a transaction not involving any public offering.


     In December 1994 the Company issued 60,000 shares for $600 upon exercise of an option granted to Wayne Cockburn, a Canadian resident, for financial consulting and investment banking services provided by that individual. The issuance of these shares was exempt from registration pursuant to Regulation S and Section 4(2) of the Act as a transaction not involving any public offering.


     In December 1994 the Company issued to 12 individuals an aggregate of 755,330 shares of Common Stock and notes in the aggregate principal amount of $175,000 in exchange for limited partnership interests and revenue participation interests of limited partners and others in Myo Diagnostics, Ltd., a limited partnership for which the Company was the general partner (the "Partnership"). In June 1996 the Company issued 42,000 shares of Common Stock to said former limited partners of the Partnership as a penalty for failing to timely pay principal and interest on notes issued to such partners. The issuance of these securities was exempt from registration pursuant to Section 4(2) of the Act as a transaction not involving any public offering.


     In December 1994 the Company issued 680,741 shares of Common Stock and warrants to purchase 183,333 shares of Common Stock for an aggregate of $1,000,000 to the Ontario Municipal Employees Retirement Board, Ontario, Canada ("OMERB"). The issuance of these securities was exempt from registration pursuant to

Regulation S and pursuant to Section 4(2) as a transaction not involving any public offering. The Company paid a brokerage commission of $100,000 to Michael Ryshpan, Ontario, Canada, for services in connection with this transaction.

     In December 1994 the Company issued 144,619 shares of Common Stock to Gerald D. Appel, Chief Executive Officer, Chairman of the Board and principal shareholder of the Company, in cancellation of indebtedness of $212,589 owed by the Company to Mr. Appel for advances made by Mr. Appel to the Company. The issuance of to these shares was exempt from registration pursuant to Section 4(2) as a transaction not involving any public offering.


     In March 1995, the Company issued: (i) an option to purchase 15,000 shares of Common Stock for $.10 per share to J. Steven Nelson, who was then an executive officer of the Company, and (ii) an option to purchase 5,000 shares of Common Stock for $1.17 per share to Harry Clark, an employee of the Company.
The issuance of these options was exempt from registration pursuant to Section 4(2) of the Act as a transaction not involving any public offering.


     In April 1995 the Company issued 15,000 shares of the Common Stock for $750 upon an exercise of an option granted in 1992 to Dr. Norman Carabet, a physician who had provided facilities and services in connection with clinical studies by the Company. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

     In August 1995 the Company issued 125,000 shares of Common Stock and warrants to purchase 200,000 shares of Common Stock for an aggregate of $225,000 to Hydra Capital ("Hydra"), an institutional investment fund in Ontario, Canada, and issued 113,849 shares of Common Stock and warrants to purchase 222,000 shares of Common Stock for an aggregate purchase price of $205,000 to OMERB.
The issuance of these securities was exempt from registration pursuant to Regulation S and pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

     In January 1996 the Company issued 27,778 shares for an aggregate of $50,000 to Mark Sekundiak, a shareholder of the Company who was a resident of Canada. The issuance of these shares was exempt from registration pursuant to Regulation S and pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

     In February 1996, the Company issued to Hydra a note in the amount of $50,000 and warrants to purchase 20,000 shares of Common Stock for $2.50 per share for an aggregate of $50,000. In December 1996, the Company issued to Hydra 25,000 shares of Common Stock in cancellation of this note. The issuance of these securities was exempt from registration pursuant to Regulation S and pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

     In May 1996, Registrant sold 500,000 shares of its Common Stock for $2.00 per share, or an aggregate purchase price of $1,000,000, to 17 Canadian investors. The issuance of these securities was exempt from registration pursuant to Regulation S and pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

     In June 1996, Registrant issued an option to purchase 12,000 shares of Common Stock for $.50 per share to Dr. Howard Fullman, an individual who is on the Medical Advisory Board of the Registrant, in satisfaction of certain consulting services provided by this individual. The issuance of this option was exempt from registration pursuant to Section 4(2) of the Act as a transaction not involving any public offering by the Registrant.

     In September 1996 the Registrant issued 50,000 shares of Common Stock for $.10 per share upon exercise of an option granted in September 1993 to Dr. Phillip Fagan, an individual who is on the Company's Medical Advisory Board, for consulting services to the Registrant. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

     In December 1996 the Registrant issued and sold 480,000 units to Altamira Management Ltd. and Bona Vista Asset Management Ltd., Canadian institutional investors for an aggregate of $1,200,000. Each unit was comprised of one share of Common Stock and one quarter stock purchase warrant. Each whole warrant entitles the holder to purchase one share of Common Stock at a price of $3.00 per share through December 1997. The Registrant utilized the services of Griffiths McBurney & Partners, a broker/dealer in Ontario, Canada, in connection with this transaction, which received a fee of $84,000 and warrants to purchase 43,200 shares of Common Stock at a price of $2.50 per share, exercisable through December 1998. The issuance of these securities was exempt from registration pursuant to Regulation S and pursuant to Section 4(2) of the Act as a transaction not involving any public offering.


ITEM 27.   EXHIBITS.

EXHIBIT
NUMBER                   EXHIBIT DESCRIPTION
-------                  -------------------


3.1            Amended and Restated Articles of Incorporation of Registrant.*
3.2            Bylaws of Registrant.*
4.1            Specimen Stock Certificate of Common Stock of Registrant.*
5.1            Opinion and Consent of Troop Meisinger Steuber & Pasich, LLP.
10.1           Form of Indemnification Agreement.*
10.2           Licensing Agreement, dated October 31, 1993, by and between
               Registrant and Toomim Research Group, as amended.*
10.3           Securities Purchase Agreement, dated December 23, 1994, by and among Registrant, OMERB, Gerald Appel and Hershel Toomim.*
10.4           Securities Purchase Agreement, dated August 18, 1995, by and among Registrant, OMERB and Gerald Appel.*
10.5           Series A Warrant of OMERB, dated December 23, 1994, as amended.*
10.6           Series B Warrant of OMERB, dated December 23, 1994, as amended.*
10.7           Series C Warrant of OMERB, dated August 18, 1995, as amended.*
10.8           Waiver Letter, dated December 8, 1995, from OMERB to Registrant.*
10.9           Letter Agreement, dated July 8, 1996, by and between Registrant and OMERB.*
10.10          Letter Agreement, dated December 13, 1994, by and among
               Registrant and Donald Patterson, Ronald Goldsack, James
               Connacher, Chris Skillen, Richard Reid and James Black, and Form
               of Stock Option Agreement, dated December 19, 1994, by and among
               Registrant and such persons, as amended.*
10.11          Lease Agreement, dated August 1, 1996, by and between Registrant and The Urcis Family Trust.*
10.12          Non-transferable Warrant of Griffiths McBurney & Partners, dated
               December 6, 1996.*
10.13          Form of Warrant, dated December 6, 1996, by and among Registrant and persons purchasing units in private placement of December 6,
               1996.*
10.14          Stock Option Agreement, dated March 23, 1995, by and between
               Registrant and Steve Nelson.*
10.15          Business PrimeLine Promissory Notes, between Registrant and Wells
               Fargo Bank, National Association, as amended.*
10.16          Master Equipment Lease Agreement, dated March 1, 1996 by and between Registrant and Medical Consulting Imaging Co., and
               Distribution Agreement, dated March 1, 1996, by and among
               Registrant, Medical Consulting Imaging Co. and MCIC/HNI.
23.1           Consent of Troop Meisinger Steuber & Pasich, LLP (included in its opinion to be filed as Exhibit 5.1 hereto).
23.2           Consent of Lever, Lippe, Hellie & Company LLP.
23.3           Consent of Singer Lewak Greenbaum & Goldstein, LLP.
24.1           Power of Attorney (included in signature page).*
27             Financial Data Schedule.


--------------------------
*              Previously filed.

ITEM 28.       UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form or prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suite of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 7, 1997.




                                    MYO DIAGNOSTICS, INC.


                                    BY: /S/ GERALD D. APPEL
                                        -----------------------------
                                        GERALD D. APPEL, PRESIDENT, CHIEF
                                        EXECUTIVE OFFICER AND
                                        CHAIRMAN OF THE BOARD OF DIRECTORS

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



         SIGNATURE                TITLE                           DATE
        -----------               ------                          -----


 /s/ Gerald D. Appel         President, Chief Executive       March 7, 1997
------------------------     Officer and Chairman of
GERALD D. APPEL              the Board of Directors
                             (Principal Financial and
                             Accounting Officer)

         *                   Director                         March 7, 1997
------------------------
DR. HERSHEL TOOMIM, SC.D.


         *                   Director                         March 7, 1997
-------------------------
WAYNE C. COCKBURN


* By:    /S/ GERALD D. APPEL
      --------------------------------
         GERALD D. APPEL,
         HIS ATTORNEY-IN-FACT



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